UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 30, 2012

Dear Fellow Stockholder:

The ACCO Brands Corporation 2012 Annual Meeting of Stockholders will be held at 10:30 a.m. (Central time) on Tuesday, May 15, 2012, at the Kemper Lakes Business Center, Three Corporate Drive, Long Grove, Illinois. A map with directions to the Kemper Lakes Business Center can be found at the end of the attached Proxy Statement. The sole purpose of the meeting is to consider the matters described in the following Notice of 2012 Annual Meeting and Proxy Statement.

It is important that your shares are represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number, by mail or via the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the accompanying proxy form, we urge you to complete, sign, date and return it promptly.

Sincerely,

Robert J. Keller Chairman of the Board and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING

AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held at the Kemper Lakes Business Center, Three Corporate Drive, Long Grove, Illinois, at 10:30 a.m. (Central time) on Tuesday, May 15, 2012, to consider and vote upon the following matters:

Item 1:	The election of nine directors identified in this Proxy Statement for a term expiring at the 2013 Annual Meeting;

Item 2:	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2012;

Item 3:	The approval, by non-binding advisory vote, of the compensation of our named executive officers; and

Item 4:	To transact such other business as may properly come before the meeting or any adjournment thereof.

We currently are not aware of any other business to be brought before the Annual Meeting. Only holders of record of common stock at the close of business on March 22, 2012, will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

This year we are again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders via the Internet. We sent Notices of Internet Availability of Proxy Materials to holders of our common stock as of the record date on or about March 30, 2012. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on March 30, 2012.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Steven Rubin Senior Vice President, Secretary and General Counsel

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about March 30, 2012.

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at our 2012 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2012, beginning at 10:30 a.m. (Central time), at the Kemper Lakes Business Center, Three Corporate Drive, Long Grove, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the annual meeting.

What is the purpose of the annual meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of 2012 Annual Meeting and described in this Proxy Statement, including: (1) the election of nine directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2012, (3) an advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our annual report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found within the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 22, 2012 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 55,555,354 shares of common stock outstanding on March 22, 2012.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your instruction form. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proxy Item 2) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

The election of directors (proxy Item 1) and the other matter to be voted upon (Item 3) are “non-discretionary” items. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or the Internet by following the instructions printed on the proxy card or the Notice. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. You may also vote in person at the meeting.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote in their best judgment.

What constitutes a quorum?

The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote:

—	FOR the election of each director nominee (Item 1);

—	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 (Item 2); and

—	FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Item 3).

Can I go to the annual meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, by telephone or the Internet if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank or other broker nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you would not be permitted to vote unless you obtained a signed proxy from your broker nominee (who is the holder of record).

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

How many votes are needed to elect the director nominees and approve the other matters to be voted upon at the annual meeting?

Directors are elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. The affirmative vote of shares representing a majority in voting power of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy items 2 and 3. Proxy cards marked as abstentions on items 2 and 3 will not be voted and will have the effect of a negative vote. Please note that a broker or other nominee will not be permitted to vote your shares on proxy items 1 (election of directors) or 3 (approval of executive compensation) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your brokerage firm.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card prior to May 11, 2012. The voting instruction card will serve as instructions to the plan trustees to vote the whole shares attributable to your interest in the manner you indicate on the card.

ELECTION OF DIRECTORS

(Proxy Item 1)

Our Board of Directors currently consists of nine members. Our By-laws currently provide that the Board of Directors may consist of not less than eight nor more than eleven members. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee, has selected all of the currently serving directors as nominees for election as a director at the 2012 Annual Meeting.

The Board of Directors proposes that each of the nine nominees named and described below, each of whom currently serve as directors, be elected for a one-year term expiring at the 2013 Annual Meeting and until his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

The following paragraphs provide information as of the date of this proxy statement about each director-nominee. The information presented includes information about each director’s age, positions held, principal occupation and business experience for the past five years, the year first elected as a director of ACCO Brands and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes details on each director-nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director in light of our business and structure. We also believe that all of our directors and director-nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have business acumen and an ability to exercise sound judgment and a commitment of service to ACCO Brands Corporation and its Board.

The Board of Directors recommends that you vote FOR the election of all the nominees.

Nominees. Each of the nominees below has consented to serve a one-year term if elected. If any of them should become unavailable to serve as a director (which is not currently expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Information about the number of shares of common stock beneficially owned by each director appears under the heading “Certain Information Regarding Security Holdings.” There are no family relationships among any of the directors and executive officers of ACCO Brands.

ROBERT J. KELLER, Chairman of the Board and Chief Executive Officer; Director since 2005

Mr. Keller, age 58, has served as Chairman and Chief Executive Officer since October, 2008, was Chairman in September and October of 2008, and served as Presiding Independent Director of the Board from May, 2008 until September, 2008. Previously, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. from March, 2004 until February, 2008. Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as its President, Business Services Group. We believe Mr. Keller’s qualifications to serve on our Board of Directors include his experience in and knowledge of the office products industry, as a public company director and as a business leader at a number of companies in several industries, including one of our principal customers, Office Depot, Inc., as well as his current role as Chief Executive Officer of the Company.

ROBERT H. JENKINS, Presiding Independent Director; Director since 2007

Mr. Jenkins, age 69, has served as Presiding Independent Director since September, 2008. Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand

Corporation from 1997 to 1999 and as its President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company which merged with United Technologies Corporation in June, 1999, forming Hamilton Sundstrand Corporation. Mr. Jenkins is currently a director of AK Steel Holding Corporation and Clarcor, Inc. He formerly served as a director of Solutia, Inc. from 1997 to 2008. We believe Mr. Jenkins’ qualifications to serve on our Board of Directors include his prior experience as a chief executive officer of a publicly held major industrial firm, his service on other boards of directors of publicly held firms, his extensive corporate governance experience, much of which has been acquired in his role as lead director for AK Steel Holdings Corporation, and his business and operational experience at a number of companies in other industries. His board leadership has been and continues to be invaluable to the Company and the other directors.

GEORGE V. BAYLY, Director since 2005

Mr. Bayly, age 69, is a private investor. Since August, 2008 Mr. Bayly has served as Principal of Whitehall Investors LLC, a consulting and venture capital firm. From September, 2006 to March, 2008 he served as Chairman and interim Chief Executive Officer of Altivity Packaging LLC. He served as interim Chief Executive Officer of U.S. Can Corporation from April, 2004 to January, 2005, and Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a specialty packaging company, until June, 2002. He was a director of General Binding Corporation (“GBC”) from 1998 until August, 2005. He currently is a director of CCL Industries, Inc., TreeHouse Foods, Inc., and Graphic Packaging Holding Company. He was formerly a director of Huhtämaki Oyj until resigning in 2011. We believe Mr. Bayly’s qualifications to serve on our Board of Directors include his twelve years’ experience as a director of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry, his prior experience as chief executive officer at publicly held companies, and his service on other boards of directors of publicly held firms. He also brings an invaluable global business perspective to the Board.

KATHLEEN S. DVORAK, Director since 2010

Ms. Dvorak, age 55, is Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and distributor of electronic components serving the RF (radio frequency) and wireless communications, electron device, industrial power conversion and display systems markets. Previously, she had been Senior Vice President and Chief Financial Officer of United Stationers, Inc., an office products wholesaler and distributor, from 2001 until 2007. We believe Ms. Dvorak’s qualifications to serve on our Board of Directors include her extensive experience in the office products industry, including as a former officer of one of our principal customers, and her financial and accounting background and experience as a chief financial officer at two publicly held companies. The Board believes this experience is highly valuable in her service on the Board’s Audit Committee.

G. THOMAS HARGROVE, Director since 2005

Mr. Hargrove, age 72, is a private investor. Mr. Hargrove served as the non-executive Chairman of AGA Creative, a catalog creative agency, from 1999 until 2001, and as a director of General Binding Corporation from 2001 until August, 2005. Early in his career he held various financial management positions and has also served on the Investment Committee of the Washington State University Foundation. We believe Mr. Hargrove’s qualifications to serve on our Board of Directors include his eleven years’ experience as a director and Chairman of the Audit Committee of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry. Further enhancing his qualifications are his more than 30 years of operational and financial experience, primarily in the manufacturing and distribution of consumer products, which included serving as president of the At-A-Glance Group, a prominent office products company. The exposure to risk assessment obtained in both his service to GBC’s Audit Committee and in his charitable service has been of great value in chairing the Board’s Audit Committee.

THOMAS KROEGER, Director since 2009

Mr. Kroeger, age 63, is President of Spencer Alexander Associates, which provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O’Brien Associates, a retained executive search firm. He is also a member of the Operating Council of Kirtland Capital Partners, a private equity firm. Previously, Mr. Kroeger has served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc., and The Sherwin-Williams Company. In each of these positions he also was a member of the executive committee. We believe Mr. Kroeger’s qualifications to serve on our Board of Directors include his extensive background in talent management, which brings an important perspective to board discussions on human resource matters, as well as his prior experience in the office products industry.

MICHAEL NORKUS, Director since 2009

Mr. Norkus, age 65, is President of Alliance Consulting Group, a business strategy consulting firm. Prior to founding Alliance in 1986, Mr. Norkus was Vice President and Director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus also currently serves as a director of Genesee & Wyoming, Inc. and until February, 2011 served as a director of Overland Storage, Inc. since 2004. We believe Mr. Norkus’ qualifications to serve on our Board of Directors include his service as a director of other publicly held companies, his international business experience and his more than three decades of global business consulting experience in the disciplines of corporate strategy, marketing, and new product development.

SHEILA G. TALTON, Director since 2010

Sheila G. Talton, age 59, is President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. Until July, 2011 she had been the Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer, supplier and servicer of Internet Protocol (IP)-based networking and other products related to the communication and information technology (“IT”) industry, and had held that position since 2008. From 2004 to 2008 she also held vice president positions in Cisco’s Advisory Services and China groups following a long career in the IT industry. Prior to joining Cisco Ms. Talton served in multiple roles at EDS including as President of their Business Process Innovation Global Consulting Practice. ACCO believes Ms. Talton’s qualifications to serve on the ACCO Board of Directors include her extensive global operations experience and her further experience as a successful business leader and entrepreneur in the IT industry. Ms. Talton also has extensive experience working on the boards of charitable organizations and is affiliated with several organizations that serve the needs of a diverse population. ACCO believes these experiences will prove highly valuable given the global nature of ACCO’s business and the importance of information technology in ACCO’s operations.

NORMAN H. WESLEY, Director since 2005

Mr. Wesley, age 62, is retired. He served as Chairman of the Board of Fortune Brands, Inc., from December, 1999 until September, 2008, and Chief Executive Officer of Fortune Brands from December, 1999 until January, 2008. Mr. Wesley currently serves as a director of Fortune Brands Home & Security, Inc. and Acuity Brands, Inc. He has formerly served as a director of R.R. Donnelley & Sons Company from 2001 to 2008 and Pactiv Corporation from 2001 to 2010 until its acquisition by Reynolds Group Holdings. We believe Mr. Wesley’s qualifications to serve on our Board of Directors include his extensive experience in the office products industry, including his experience as President of the

Company’s predecessor while it was a wholly owned subsidiary of Fortune Brands, Inc., his prior experience as chief executive officer at a publicly held company, and his service on other boards of directors of publicly held firms.

During 2011, there were eleven meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to ACCO Brands.

Board Composition Following the 2012 Annual Meeting

In connection with the pending merger of the Consumer & Office Products Business of MeadWestvaco Corporation (“MCOP”) into ACCO Brands, our Board of Directors has agreed to increase the size of the Board of Directors from nine members to eleven members as soon as practicable following the 2012 Annual Meeting. If the MCOP merger is completed before the date of the 2012 Annual Meeting, James A. Buzzard and E. Mark Rajkowski, who have been selected by MeadWestvaco Corporation and approved by our Board of Directors, will be appointed by the Board of Directors to fill the vacancies created. If the MCOP merger is completed after the 2012 Annual Meeting, the two additional directors will be appointed to the Board of Directors as soon as practicable following the consummation of the MCOP merger. Set forth below is biographical and other information for each of Messrs. Buzzard and Rajkowski who have both consented to be named as directors should the MCOP merger be completed.

James A. Buzzard. Mr. Buzzard, age 57, has been President of MeadWestvaco Corporation since 2003. He is responsible for global operations including Packaging, Consumer & Office Products, Specialty Chemicals, Technology and Supply Chain. Mr. Buzzard began his career with Westvaco in 1978 and completed several assignments in the Controller’s department and the former Kraft Division. In 1982, he was named purchasing manager for the Kraft Division. In 1984, he was named administration manager for the former Container Division. He became area sales manager for the Eaton, Ohio, container plant in 1986. He was promoted to corporate marketing manager in marketing services in 1988 and became manager of marketing services in 1990, responsible for corporate market research and the Marketing Personnel Development Program. In 1991, he was named manager of business planning and analysis for the Envelope Division, and in 1992 he was named manager of the Envelope Division and elected vice president of Westvaco. In 1994, he became interim marketing and sales manager of the Fine Papers Division and became sales and marketing manager in 1995. In 1998, he was named assistant division manager of the Fine Papers Division. In 1999, he was elected senior vice president of Westvaco and manager of the Fine Papers Division. In 2000, he assumed responsibility for the Envelope Division, and later that year, he was named executive vice president of Westvaco. He was named executive vice president for MeadWestvaco Corporation in 2002 with responsibility for merger integration and the Consumer & Office Products Group. We believe Mr. Buzzard’s qualifications to serve on our Board of Directors include his extensive experience in the office products industry, his direct knowledge of the Consumer & Office Products Business, and his leadership experience acquired at the helm of MeadWestvaco Corporation. His experience with the Consumer & Office Products Business will bring an invaluable perspective to the Board of Directors.

E. Mark Rajkowski. Mr. Rajkowski, age 53, has been Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation since 2004. He began his career with PricewaterhouseCoopers LLP in 1981, last serving as the managing partner for the Upstate New York Technology Industry Group. In 1998 he joined the Eastman Kodak Company as corporate controller, and in 2001 he became vice president, finance. In 2003, he was named chief operating officer of Kodak’s Consumer Digital Business, and subsequently became vice president and general manager, worldwide operations, Digital & Film Imaging Systems. He joined MeadWestvaco in August 2004. He was a member of the Board of Directors of Performance Technologies, Inc. until May 2011. We believe Mr. Rajkowski’s qualifications to serve on our Board of Directors include his extensive financial and accounting background, his management and executive experience at publicly held firms, and his direct knowledge of the Consumer & Office Products Business.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, such as Board composition and responsibilities, director compensation, and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with ACCO Brands, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with ACCO Brands.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a) any current employee of ACCO Brands, its subsidiaries, or ACCO Brands’ independent auditors;

(b) any former employee of ACCO Brands or its subsidiaries until three years after the employment has ended;

(c) any person who (1) is a current partner or employee of the firm that is ACCO Brands’ internal or external auditor; (2) has been within the last three years or has an immediate family member that has been within the last three years a partner or employee of such firm and worked on ACCO Brands’ audit during that time; or (3) has an immediate family member who is currently or within the last three years has been an employee of such firm and participates in the audit, assurance, or tax compliance (but not tax planning) practice;

(d) any person who is employed as an executive officer by another company on whose compensation committee one of ACCO Brands’ executive officers serves or has served during the prior three years;

(e) any person who receives, or who in any twelve month period within the last three years has received, more than $120,000 per year in direct compensation from ACCO Brands, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service);

(f) any person who is an executive officer or an employee of a company that makes payments to, or receives payments from, ACCO Brands for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

(g) any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.

Each member of the Board of Directors, other than Mr. Keller, as well as Messrs. Buzzard and Rajkowski, have been determined by the Board to be independent as defined in the New York Stock Exchange Listed Company Manual and to meet the independence criteria set forth in ACCO Brands’ Corporate Governance Principles. All members of the Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee are independent.

Robert H. Jenkins currently serves as the Presiding Independent Director to preside at all executive sessions of the non-employee directors of the Board. Executive sessions of non-employee directors are held at every regularly scheduled meeting of the Board of Directors.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman and Chief Executive Officer or the Office of the Corporate Secretary, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders and other interested parties who wish to communicate with the non-employee directors, any individual director or the Presiding Independent Director should direct their communication c/o the Office of the Corporate Secretary at the address above. The Secretary will forward any communications intended for the full Board, for the non-employee directors as a group, or for the Presiding Independent Director to Mr. Jenkins. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board to attend stockholder annual meetings, although all directors are strongly encouraged to attend. All of the current directors attended the 2011 Annual Meeting except for Mr. Wesley who was travelling internationally at the time.

Board Leadership Structure

ACCO Brands is led by Robert J. Keller, who has served as our Chairman and Chief Executive Officer since October, 2008. We believe having the Chief Executive Officer also serve as Chairman of the Board is in the Company’s best interests at this time and is appropriately balanced by the roles of the Presiding Independent Director and the Board’s principal committees as described below.

We believe that having a single leader for the Company in the combined role of Chairman and Chief Executive Officer is seen by our customers, business partners, investors and the other stakeholders as providing strong, unified leadership, notably through the difficult business environment experienced in our industry over the past several years. As Mr. Keller is the director most familiar with the Company’s overall business and its short and long-term strategies, his service on and chairmanship of the Board allows for better communication of those strategies at the Board level, which fosters appropriate discussion that leads to further refining and definition of the Company’s strategies. Additionally, the combined Chairman and Chief Executive Officer role also allows Mr. Keller to serve as an effective link between the Board and management, and facilitates bringing to the Board’s attention key business issues and stakeholder interests as the Board fulfills its duties.

We also have a Presiding Independent Director who presides at meetings of all non-management directors in executive session. Typically, these meetings are held in conjunction with every Board meeting and in 2011 each regularly scheduled Board meeting included a non-management director’s session. This allows directors to speak candidly on any matter of interest, without the Chairman and Chief Executive Officer or other managers present. Robert H. Jenkins has been the Board’s Presiding Independent Director since October, 2008. Mr. Jenkins works closely with Mr. Keller in establishing the agenda for each Board meeting and acts as a conduit for contact between Mr. Keller and the other Board members. The Presiding Independent Director, although not required to do so, also endeavors to attend as many Board committee meetings as possible.

Further, we view the independent members of our Board and the three standing Board committees as providing appropriate oversight and an effective balance to the combined Chairman and Chief Executive Officer role. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as most risk, legal and compliance matters. The Compensation Committee oversees the annual performance of our Chairman and Chief Executive Officer, as well as risk surrounding the Company’s compensation plans. The Corporate Governance and Nominating Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Chairman and Chief Executive Officer does not serve on any of these committees and, as discussed in more detail in this proxy statement, the entire Board of Directors is actively involved in overseeing our risk management. We believe the independent composition of our principal Board committees, together with the Presiding Independent Director function, provides balanced leadership and consistent, effective oversight of our management and our company.

Risk Oversight

Our entire Board is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risks to our business, and the Board and management actively engage in discussion on these topics. At least annually, the Board reviews management’s long term strategic plans and the risks associated with carrying out those plans. The report for that strategic review is compiled by senior management and approved by the Chief Executive Officer.

In addition, each of our Board committees considers risk within its area of responsibility. For instance, our Audit Committee oversees financial risk and reviews at least annually the risk factors enunciated in the Company’s periodic reports that are filed with the SEC. In addition, it discusses legal and compliance matters, and assesses the adequacy of our risk-related internal controls. The Audit Committee also periodically requests management to address specific risk issues at its meetings. Likewise, the Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk taking. It also annually meets with the Company’s pension plan trust investment advisor to review the investment performance and associated risks with the Company’s U.S. pension plan trust. On an annual basis, the Corporate Governance and Nominating Committee reviews our Board committees’ structure to ensure appropriate oversight of risk.

Our Compensation Committee has reviewed and discussed with management the issues of risk as it relates to our compensation program and practices, and the Committee does not believe our compensation programs and practices encourage excessive or inappropriate risk-taking or are reasonably likely to have a material adverse effect on the Company for, at least, the following reasons:

•	We structure our pay to consist of both fixed and performance-based compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price and financial performance so that executive compensation is not entirely performance based, which could encourage unnecessary or excessive risk taking. The performance-based (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on annual performance metrics and targets. For long-term performance our equity awards generally vest over a three year minimum period and only create more value for award recipients if our stock price increases over time. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Our operating income and other performance related targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the Company or their business unit. So, for example, a person in our most profitable business line is not encouraged to take more risk than someone in a less profitable business unit.

•	We cap our maximum cash bonus opportunity at two times target, which we believe also mitigates excessive risk taking. Even if the Company dramatically exceeds its operating targets, bonus payouts are limited. Conversely, we have a floor on the bonus target so that profitability below a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

•	Our internal control over financial reporting includes controls over the measurement and calculation of earnings that are designed to mitigate the risk of manipulation by any employee, including our executives. In addition, our employees are encouraged to report up to the Company’s director of internal audit and general counsel through a confidential “whistle-blower” hot line in the event they become aware of any internal financial reporting irregularities.

•	The members of the Board’s Compensation Committee have extensive experience in executive compensation matters and they are counseled by an independent professional executive compensation consulting firm. Their approval is required before any new executive compensation plan can be amended or implemented. This precludes management’s ability to implement any high risk or excessive compensation program.

•	We have adopted a clawback and recoupment policy applicable to all executive officers that is intended to further deter excessive or inappropriate risk taking.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee.

Audit Committee

Members	The members of the Audit Committee are Messrs. Hargrove (Chairperson), Jenkins, Norkus and Mrs. Dvorak. Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual. In addition, each member meets the independence standard under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member has been determined by the Board of Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Number of Meetings Last Year	Eight

Primary Functions	To assist our Board of Directors in overseeing (i) the integrity of our financial statements and the financial reporting process; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our external auditors; and (iv) the performance of our external and internal auditors. As part of their responsibility the Committee:

	—	Retains a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;

	—	Approves the scope of audit work and reviews reports and recommendations of our independent auditors;

	—	Approves the annual internal audit plan and reviews reports and updates on the results of internal audit work;

	—	Pre-approves all audit and non-audit services provided by our independent auditors;

	—	Assists the Board in overseeing the integrity of our financial statements and financial reporting process;

	—	Monitors the independence and performance of our independent auditors and the performance of our internal auditors;

	—	Discusses with management our earnings announcements, financial statements and quarterly and annual reports to be filed with the SEC;

	—	Discusses with our independent auditors our annual and quarterly financial statements;

	—	Reviews our policies regarding risk assessment and risk management; and

	—	Establishes procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters.

Compensation Committee

Members	The members of the Compensation Committee are Messrs. Wesley (Chairperson), Bayly, Kroeger and Ms. Talton. Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Five

Primary Functions	To assure that our senior executives are compensated appropriately and in a manner consistent with competitive practices, performance and the requirements of appropriate regulatory bodies. As part of this overall responsibility the Committee:

	—	Administers our Amended and Restated 2011 Incentive Plan and exercises the authority of the Board relating to employee benefit plans;

	—	Designates executive officers who may be granted stock options, performance awards and other stock-based awards;

	—	Allocates the total amount of stock options, performance awards and other stock-based awards to be awarded to all other key employees and delegates to the CEO the authority to designate those key employees;

	—	Reviews and recommends to the Board target compensation and goals for the chief executive officer and evaluates his or her performance in achieving established goals;

	—	Sets salary and determines incentive compensation for our other executive officers;

	—	Recommends terms and conditions of incentive compensation plans and equity-based plans for approval by the Board of Directors;

	—	Monitors management’s succession planning processes for executive officers and assists the Board of Directors in establishing such processes for the CEO position.

	—	Oversees risk management with respect to the Company’s compensation plans;

	—	Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and

	—	Oversees management’s administration of retirement and other benefit arrangements and plans, compensation agreements and severance plans and agreements for executive officers.

Corporate Governance and Nominating Committee

Members	The members of the Corporate Governance and Nominating Committee, Messrs. Norkus (Chairperson) and Kroeger, Mrs. Dvorak and Ms. Talton, all meet the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Five

Primary Functions	Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;

	—	Reviews the charters, duties, powers and composition of Board committees and recommends changes;

	—	Manages the performance review process of the Board, its committees and management;

	—	Identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

	—	Recommends independent directors for membership on the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, including their Chairpersons;

	—	Recommends directors and executive officers for membership on other committees that may be established by the Board of Directors;

	—	Recommends compensation arrangements for non-employee directors; and

	—	Oversees management’s administration of non-employee director stock plans.
Executive Committee

Members	The members of the Executive Committee are Messrs. Keller (Chairperson), Jenkins and Wesley.

Number of Meetings Last Year	None

Primary Functions	Has all the power and authority of the full Board except for specific powers that by law must be exercised by the full Board.

Nomination Process and Criteria for Nominee Selection

The primary functions of the Corporate Governance and Nominating Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange independence standards) are provided above. The Corporate Governance and Nominating Committee establishes the process by which the Board of Directors exercises its fiduciary duties for overseeing the performance of ACCO Brands’ management for the benefit of its stockholders and the maximization of stockholder value. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include defining director qualifications as well as criteria for director independence and the selection of director candidates to be recommended to the Board.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field to fill that need. The Committee then may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board at that time. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in ACCO Brands’ Corporate Governance Principles and as further described below, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Corporate Governance and Nominating Committee is to consider director candidates recommended by stockholders if properly submitted to the Corporate Governance and Nominating Committee. Stockholders wishing to recommend persons for consideration by the Corporate Governance and Nominating Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Secretary of ACCO Brands Corporation at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Corporate Governance and Nominating Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Corporate Governance and Nominating Committee believes that it is necessary for our directors to possess many qualities and skills. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to ACCO Brands’ Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve ACCO Brands for the benefit of all of its stockholders, consistent with the standards established by the Committee under the ACCO Brands’ Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of ACCO Brands who is subject to Section 16 of the Exchange Act is required to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by ACCO Brands indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2011.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. The

Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

During 2011, the Company was not involved in any transaction of the type the Committee would need to review.

2011 DIRECTOR COMPENSATION

Cash Compensation. Each non-employee director of ACCO Brands is paid an annual retainer of $63,000 for services as a director and receives an attendance fee of $1,500 for each meeting of the Board of Directors attended and for attendance at each meeting of a committee of the Board of Directors on which such director serves. The annual retainer was increased to $63,000 from $60,000 in May, 2011. This was the first increase in the annual retainer since the Company became public in August, 2005. Committee chairpersons receive additional annualized fees totaling $12,000 for each of the Audit and Compensation Committees and $6,000 for the Corporate Governance and Nominating Committee. In addition, the Presiding Independent Director is paid an annual fee of $20,000.

Insurance. Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all of our employees and directors.

Travel Expenses. We also reimburse our directors for travel and other related expenses incurred in connection with their service as a director.

Equity-based Compensation for Non-employee Directors. Each non-employee director typically receives a $73,500 annual restricted stock unit grant under the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (“LTIP”). The value of the annual restricted stock unit grant was increased from $70,000 in May, 2011. Non-employee directors appointed to the Board other than at an annual meeting receive a pro-rata portion of such amount based on the time between that date of appointment and the date of the next annual meeting. Under the terms of the LTIP and each individual director’s restricted stock unit award agreement, each restricted stock unit represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. The payment of all restricted stock units to non-employee directors are deferred under our Deferred Compensation Plan for Directors (the “Deferred Plan”), which provides that such awards are payable within 30 days after the conclusion of service as a director or immediately upon a change of control of ACCO Brands. Directors holding deferred restricted stock units are credited with additional restricted stock units based on the amount of any dividend that may be paid by ACCO Brands.

Upon filing a timely election, a director may also elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director can choose to have his deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of ACCO Brands’ common stock. The balance in a phantom stock unit account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in either a lump-sum cash distribution or a lump-sum distribution of shares of ACCO Brands’ common stock, as the director may elect. The balance in a phantom fixed income account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2011 none of the directors elected to defer any of their cash compensation. As of December 31, 2011 Mr. Hargrove held a total of 33,235 phantom stock units having a total market value of $320,718 and Mr. Jenkins held a total of 16,094 phantom stock units having a total market value of $155,307 based on that day’s closing price of the Company’s common stock on the New York Stock Exchange of $9.65.

The following table sets forth the amount of cash, equity and aggregate compensation paid to non-employee members of our Board of Directors in 2011:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

George V. Bayly	$81,750	$73,500	$155,250
Kathleen S. Dvorak	98,250	73,500	171,750
G. Thomas Hargrove	102,750	73,500	176,250
Robert H. Jenkins	110,750	73,500	184,250
Thomas Kroeger	93,750	73,500	167,250
Michael Norkus	104,250	73,500	177,750
Sheila G. Talton	93,750	73,500	167,250
Norman H. Wesley	93,750	73,500	167,250

(1)	Represents the proportionate amount of the total grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

The aggregate number of RSUs held by each non-employee director as of December 31, 2011 was as follows:

Director	Number of RSUs

George V. Bayly	32,849
Kathleen S. Dvorak	18,478
G. Thomas Hargrove	32,849
Robert H. Jenkins	28,766
Thomas Kroeger	20,888
Michael Norkus	20,888
Sheila G. Talton	18,478
Norman H. Wesley	32,849

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item 2)

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012. During 2011 KPMG served as the Company’s independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for this Company for the year 2012 is ratified.”

A member of KPMG is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of directors that are “independent” as defined under the New York Stock Exchange corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.accobrands.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2011, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the Company’s audited financial statements for the year ended December 31, 2011 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2011 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered accounting firm their independence from the Company, including the matters in the letter provided to the Audit Committee by the independent registered public accounting firm regarding the firm’s communication with the Audit Committee concerning independence as required by the applicable requirements of the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their integrated audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

G. Thomas Hargrove (Chairperson)
Kathleen Dvorak
Robert H. Jenkins
Michael Norkus

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm for the 2010 and 2011 fiscal years was KPMG LLP. The following table summarizes the fees paid or payable by ACCO Brands to KPMG for services rendered during 2010 and 2011 respectively:

	2010	2011

Audit Fees	$2,195,000	$2,376,000
Audit-related fees	—	—
Tax fees	243,000	237,000
All other fees	54,000	535,000

Total	$2,492,000	$3,148,000

Audit fees include fees for the audit of our annual financial statements, the review of the effectiveness of the Company’s internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. The tax services provided in both 2010 and 2011 primarily involved domestic and international tax compliance work and tax planning. Other fees for 2011 were related primarily to financial and tax due diligence associated with the Company’s pending merger of the Consumer and Office Products Business of MeadWestvaco Corporation into the Company. Other fees for 2010 were for payroll service reviews in Europe and acquisition due diligence procedures in Australia and New Zealand.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by KPMG were approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to ACCO Brands under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

CERTAIN INFORMATION REGARDING SECURITY HOLDERS

The table below sets forth the beneficial ownership of the Company’s common stock as of March 16, 2012. The table sets forth the beneficial ownership by the following individuals or entities:

•	each person known to us that owns more than 5% of the outstanding shares of the Company’s common stock;

•	our executive officers;

•	our directors;

•	James A. Buzzard and E. Mark Rajkowski; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 16, 2012, 55,530,146 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to employee stock options or SSARs held by that person that are exercisable on or within 60 days of March 16, 2012 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent

Wellington Management Company, LLP 75 State St. Boston, MA 02109(3)	7,666,990	—	—	7,666,990	13.8%
Invesco Ltd. 1555 Peachtree St. NE Atlanta, GA 30309(4)	5,968,241	—	—	5,968,241	10.7%
BlackRock, Inc. 40 East 52nd St New York, NY 10022(6)	5,955,364	—	—	5,955,364	10.7%
Wells Fargo & Company 420 Montgomery St. San Francisco, CA 94163(5)	4,771,039	—	—	4,771,039	8.6%
JP Morgan Chase & Co. 270 Park Ave. New York, NY 10017(7)	2,907,904	—	—	2,907,904	5.2%
George V. Bayly	20,000	—	32,849	52,849	*
Kathleen S. Dvorak	—	—	18,478	18,478	*
G. Thomas Hargrove	80,000	—	32,849	112,849	*
Robert H. Jenkins	12,000	—	28,766	40,766	*

	Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent

Robert J. Keller	224,127	213,333	11,961	449,421	*
Thomas Kroeger	—	—	20,888	20,888	*
Michael Norkus	52,000	—	20,888	72,888	*
Sheila Talton	—	—	18,478	18,478	*
Norman H. Wesley	29,671	—	32,849	62,520	*
Mark C. Anderson	685	62,200	5,800	68,685	*
Boris Elisman	8,398	258,277	11,000	277,675	*
Neal V. Fenwick(8)	76,543	427,957	11,000	515,410	*
Christopher M. Franey(9)	625	109,600	—	110,225	*
David L. Kaput(10)	19,079	79,400	6,800	105,279	*
Thomas P. O’Neill, Jr.(11)	63,981	54,266	6,200	124,447	*
Steven Rubin(12)	71,917	110,266	11,000	193,183	*
Thomas H. Shortt(13)	2,645	125,000	—	127,645	*
Thomas W. Tedford	—	—	—	—	—
James A. Buzzard	—	—	—	—	—
E. Mark Rajkowski	—	—	—	—	—
All directors and executive officers as a group (18 persons)	661,671	1,440,299	269,806	2,371,776	4.3%

*	Less than 1%
(1)	Indicates the number of shares of ACCO Brands common stock issuable upon the exercise of options or SSARs exercisable on or within 60 days of March 16, 2012.
(2)	Indicates the number of shares subject to vested restricted stock units (RSUs) and RSUs that vest within 60 days of March 16, 2012. For members of our Board of Directors, these units represent the right to receive one share of ACCO Brands common stock upon cessation of service as a member of the Board of Directors or a change-in-control of ACCO Brands.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP and affiliated persons. Wellington Management Company, LLP does not have sole dispositive power over any of the shares and has shared voting power over 6,396,040 of the shares.
(4)	Based solely on a Schedule 13G/A filed with the SEC by Invesco Ltd. and affiliated persons on February 6, 2012. Of these shares, Invesco Ltd. has sole voting and dispositive power over 5,898,195 shares.
(5)	Based solely on a Schedule 13G filed with the SEC on January 24, 2012 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Of these shares, Wells Fargo & Company has sole voting power over 4,628,100 shares and sole dispositive power over 4,765,568 shares.
(6)	Based solely on a Schedule 13G/A filed with the SEC on January 10, 2012 by BlackRock, Inc. which has sole voting and dispositive power over all of the shares.
(7)	Based solely on a Schedule 13G/A filed with the SEC on January 25, 2012. Of these shares, JP Morgan Chase & Co. has sole voting power over 2,717,859 shares and sole dispositive power over 2,901,446 shares.
(8)	Includes 430 shares owned by Mr. Fenwick’s wife and 1,000 shares held for the benefit of his children.
(9)	All of the shares are owned by Mr. Franey through ACCO’s 401(k) plan.
(10)	Includes 979 shares owned by Mr. Kaput through ACCO’s 401(k) plan.
(11)	Includes 3,952 shares owned by Mr. O’Neill through ACCO’s 401(k) plan.
(12)	Includes 1,035 shares owned by Mr. Rubin through ACCO’s 401(k) plan.
(13)	All of these shares are owned by Mr. Shortt through ACCO’s 401(k) plan.

EXECUTIVE OFFICERS

Name and age	Title

Robert J. Keller, 58	Chairman and Chief Executive Officer
Boris Elisman, 49	President and Chief Operating Officer
Neal V. Fenwick, 50	Executive Vice President and Chief Financial Officer
Christopher M. Franey, 56	Executive Vice President; President, ACCO Brands International and President, Computer Products Group
Thomas H. Shortt, 44	Executive Vice President; President, Product Strategy and Development
Thomas W. Tedford, 41	Executive Vice President; President, ACCO Brands Americas
Mark C. Anderson, 50	Senior Vice President, Corporate Development
David L. Kaput, 52	Senior Vice President and Chief Human Resources Officer
Thomas P. O’Neill, Jr., 58	Senior Vice President, Finance and Accounting
Steven Rubin, 64	Senior Vice President, Secretary and General Counsel

All of the above-named officers have been actively engaged in the business of the Company and its predecessor as employees (or in the case of Mr. Rubin, as an employee of General Binding Corporation (“GBC”) prior to its merger with the predecessor of the Company in August 2005) for the past five years in the capacity indicated above or in a substantially similar capacity except:

•	Robert J. Keller, who has served in this position since October 22, 2008. Mr. Keller had previously been named the Company’s Chairman on September 18, 2008. He had been President and Chief Executive Officer of APAC Customer Services, Inc. from March, 2004 until February, 2008. Prior to that time Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group;

•	Boris Elisman, who before being appointed to this position in December, 2010 was President, ACCO Brands Americas since December, 2008. Prior to that time he served as President of the Company’s Global Office Products Group since April, 2008 and President of the Company’s Computer Products Group since joining the Company in 2005. Prior to that time he held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004;

•	Christopher M. Franey, who before adding the responsibility for the Company’s International operations in July, 2010 had been serving as President of the Company’s Computer Products Groups since joining the Company in December, 2008. Prior to that time he had been a marketing and sales Vice President for Samsung Electronics Information Technology Division since 2006 and the President of ViewSonic Corporation, a global provider of visual display technology products since 2004;

•	Thomas H. Shortt, who before being appointed to this position in December, 2010 had been the Company’s Chief Strategy and Supply Chain officer since joining the Company in April, 2009. Prior to that time Mr. Shortt was a management consultant focusing on supply chain improvement since May, 2008. From April, 2004 until May, 2008 he was a President of Unisource Worldwide, Inc., a North American distributor of commercial printing and business imaging papers, packaging systems, and facilities supplies and equipment;

•	Thomas W. Tedford, who before being appointed to this position in December, 2010 had been the Company’s Chief Marketing and Product Development officer since joining the Company in May, 2010. Prior to that time Mr. Tedford had been Group Vice President,

Client Services since February, 2007 and Vice President, Healthcare and Media Sales since May 2004, serving in those two positions for APAC Customer Services, Inc., a customer service outsourcing firm;

•	Mark C. Anderson, who before joining the Company in October, 2007 was the Director, Corporate Development for Pitney Bowes, Inc. since February, 2003 and a Vice President of Business Development for Pitney Bowes from August, 2001 to February, 2003; and

•	David L. Kaput, who before joining the Company in October, 2007 had been the Senior Vice President, Global HR Practices and Governance of SAP, AG since August, 2005 and Senior Vice President, Global Human Resources and Corporate Officer of SAP Global Marketing, Inc. from October, 2001 to August, 2005.

There is no family relationship between any of the above named officers. All officers are appointed for one-year terms by the Board of Directors or until such time each is re-appointed.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, referred to in this section as the Committee, administers our executive compensation program. The Committee endeavors to provide a compensation program for our named executive officers that is competitive within our industry and provides a substantial emphasis on Company performance and stockholder returns. Our total executive compensation is designed to have a balanced focus on both short and long-term goals. Direct compensation principally consists of a base salary, annual cash incentive bonus, and long-term equity incentive awards.

At the 2011 Annual Meeting of Shareholders, holders of over 95% of the shares represented at the meeting voted to approve, in a non-binding vote, the compensation of our named executive officers. The Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. Accordingly, after considering the results of the advisory vote on executive compensation, the Committee determined not to implement any significant changes to our executive compensation program for 2011 in response to the vote and does not intend to make any significant changes to our executive compensation program in 2012. The Committee will continue to consider the outcome of our shareholders’ advisory votes on executive compensation when making future compensation decisions for our named executive officers.

Also at the 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur once every year. Consistent with this preference, the Board determined that the Company will hold an advisory vote on the compensation of the Company’s named executive officers annually until the next required vote on the frequency of shareholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 Annual Meeting.

Executive Summary

For the 2011 fiscal year, we believe the compensation earned by our executive officers properly reflected the performance of the Company in an economic environment that continued to be challenging but in which we were able to achieve significant successes. Successes in 2011 included:

•	We entered into an agreement to merge the Consumer & Office Products Business of MeadWestvaco Corporation (“MCOP”) into the Company which we view as a transformational event for the Company.

•	Our operating income increased 10% to $120.8 million, excluding $5.6 million of costs associated with the pending MCOP merger.

•	We reduced our net debt (total debt minus cash) by $96 million to $548 million.

•	Our total shareholder return of 13.26% significantly exceeded the average negative return of our Peer Group, which was – 20.14%.

•	We introduced many new products and gained significant market share in several product categories.

•	We completed the sale of our GBC Fordigraph subsidiary, an Australian-based business that was not core to our long-term strategies, at a market premium price.

•	We were recognized as one of “America’s Safest Companies” and received our 15th consecutive Gold Award for safety in Europe.

With	respect to specific compensation activities during 2011:

•	We entered into a special equity award agreement with our Chief Executive Officer (“CEO”), Robert J. Keller, aimed at retaining his services for at least a four-year period so that his leadership skills will be available to the Company as it continues in its current strategic direction.

•	Base salaries for executive officers were increased on average by 3%.

•	Despite our solid market performance, not all of our internal operating targets were achieved as our results benefited from favorable foreign exchange translation which we exclude when assessing our performance for incentive compensation purposes. As a result, annual cash bonuses were paid to our executive officers at only 45.1% of the target award.

•	Long-term incentive plan Performance Share Units (“PSUs”) were accrued at only 50% of targeted achievement as all performance targets were not achieved. Shares accrued under these awards generally vest and are issued to executives at the end of the third year in the applicable three-year performance cycle.

•	Excluding the effect of the special equity award granted to our CEO, which is discussed later in this Analysis, we were able to revert to our normal mix of long-term incentive compensation as discussed further below.

•	We adopted a global clawback and recoupment policy for incentive-based compensation paid or payable to executive officers in the event of a financial restatement.

•	We enhanced our executive stock ownership guidelines by increasing the retention multiple of pay for our CEO and certain other named executive officers.

•	No changes were made to our Executive Severance Plan or retirement plans.

Overview of the Compensation Program; Objectives of the Committee

The Committee has the responsibility for establishing, implementing and monitoring the compensation and benefit programs of the Company and ensuring adherence with the Company’s compensation objectives. The principal purpose of the Committee is to oversee an executive compensation program that aligns an executive’s interests with those of our stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value. Further, the Committee seeks to structure its executive compensation arrangements so that the Company can attract and retain quality management leadership.

Among other things, the Committee:

•	approves the compensation levels for the Company’s executive officers including the officers named in the 2011 Summary Compensation Table (the “named executive officers”);

•	approves performance metrics and goals for both the annual and long-term incentive awards to the Company’s executive officers under the Company’s 2011 Amended and Restated Incentive Plan (the “LTIP”);

•	makes a final determination with respect to the achievement of annual performance goals, establishes individual incentive opportunities, and determines the actual awards, if any, under the cash award annual incentives portion of the LTIP (the “Annual Incentive Plan” or “AIP”);

•	assesses the competitiveness and effectiveness of the Company’s other executive compensation and benefit plans; and

•	on at least an annual basis, discusses with management the likelihood of any material adverse effect or risk to the Company arising from the Company’s compensation policies, plans and practices.

Further, the Committee annually reviews and approves the target compensation and goals for the CEO, evaluates, along with the other non-employee members of the Board of Directors, the CEO’s performance in light of these goals, and determines the CEO’s total cash and long-term incentive compensation program based on this evaluation. The actions of the Committee with respect to the CEO are then reported on and discussed with the non-employee members of the Board of Directors for final approval.

At the direction of the Committee and to assist it in its review and approval process, management prepares a presentation of total compensation, “tally sheets,” and other supporting data for the Committee’s use when considering and determining executive compensation matters. The tally sheets summarize each executive officer’s total compensation and provide information on the:

•	value of each component of current compensation, including benefits and any perquisites;

•	potential value of all equity-based long-term incentive awards held by the executive officer, both vested and unvested, at then-current market prices; and

•	the projected value of all payments and benefits that would be payable should the executive officer’s employment terminate under various scenarios such as retirement, voluntary termination, involuntary termination or following a change-in-control.

The tally sheets provide a succinct summary of all elements of each executive officer’s compensation so that the Committee can analyze the individual elements of compensation, the aggregate amount of projected and actual compensation and the impact of Company performance on the value of both short and long-term incentive awards.

The Committee has retained Compensation Strategies, Inc. (“CSI”) as its consultant and advisor on executive officer and director compensation and benefit matters. During 2011, CSI provided guidance to the Committee on the executive compensation environment, and provided feedback and advice on selected Committee meeting topics, including recommendations and advice on compensation for all of the Company’s executive officers. During 2011, representatives of CSI attended four of the five Committee meetings. For the 2011 fiscal year, CSI was paid $78,400 in fees for the services it performed for the Committee. Management continues to use publicly available compensation and benefits survey data and information for making recommendations regarding executive officer compensation to the Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations.

Our executive management can and does make recommendations to the Committee. These recommendations have historically focused on the Company’s broad-based compensation and benefit plans; award pools for long-term incentive grants; and compensation and benefits matters related to the Company’s executive officers. However, the Committee has final approval on all compensation actions, plans, and programs as they relate to executive officers. Our CEO, other members of our management team and the Committee’s outside advisors may be invited to attend all, or a portion of the Committee meetings. At these meetings, the Committee solicits the views of the CEO on compensation and benefits matters as they relate to the other executive officers. However, decisions relating to compensation and benefits matters for the CEO are made by the Committee with final approval by all of the non-employee directors, in each case without the CEO being present.

Design of the Compensation Program

The executive compensation program seeks to align an executive officer’s interests with those of our stockholders by rewarding performance against established goals at the corporate and, where appropriate, business unit and regional levels, as well as to attract, retain and motivate high-caliber talent and management leadership. In particular, our compensation program seeks to:

•	link management and stockholder interests by creating incentive awards and other opportunities that balance both short and long-term goals;

•	drive achievement of the Company’s business objectives and calibrate compensation to those achievements by delivering a mix of fixed and at-risk compensation; and

•	provide flexibility that enables the development and deployment of talent to support the current and future needs of the Company’s businesses worldwide.

As part of its analytical process in setting executive compensation, the Committee reviews the compensation of its executive officers in relation to compensation of executives at comparable companies. The peer group considered by the Committee consists of companies with business to business sales models, and retailers and distributors in similar markets as the Company, as well as companies with whom the Company competes for either market share or talent in specific geographic locations. In reviewing and establishing base salaries and annual and long-term incentive programs during the first quarter of 2011, the peer group (the “Peer Group”) consisted of the following companies:

Avery Dennison Corporation	Newell Rubbermaid Inc.
Alberto-Culver Company	OfficeMax, Inc.
Brunswick Corporation	Office Depot, Inc.
Cenveo, Inc.	Pitney Bowes, Inc.
Herman Miller, Inc.	Polycom, Inc.
HNI Corporation	SanDisk Corporation

Hospira, Inc.	Steelcase, Inc.
Imation Corporation	Sybase, Inc.
Knoll, Inc.	Synopsys, Inc.
Lexmark International Inc.	United Stationers Inc.
MeadWestvaco Corp.	Zebra Technologies Corp.

Later in 2011 the Alberto-Culver Company and Sybase, Inc. were acquired and, as a result, they are no longer in the Peer Group.

The Committee believes that linking pay and performance contributes to the creation of sustainable stockholder value. The Committee believes that, for the pay-and-performance link to be effective, high-performing, experienced individuals that have proven to be strong contributors to the Company’s performance, or have shown the potential to be strong contributors, should be rewarded with total compensation that falls at approximately the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Peer Group. The Committee may exercise discretion to vary these objectives in consideration of additional facts such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company’s recent performance. In comparison to the Company’s Peer Group and based on competitive data provided by CSI, the 2011 target total compensation for the Company’s executive officers as a group was at or near the 50th percentile reflecting alignment with the Committee’s overall aggregate target levels.

Special Retention Award for Mr. Keller

At its February, 2011 meeting, the Committee recommended, and on the following day the Board of Directors approved, granting Mr. Keller 500,000 restricted stock units (“RSUs”). This cliff-vesting retention award, which is designed to retain Mr. Keller’s services through at least the end of 2014, was granted to Mr. Keller in response to employment recruitment efforts initiated by another company with Mr. Keller and the Board’s determination that there was an increased risk that an executive of Mr. Keller’s caliber and experience would be actively recruited by other potential employers. The Committee and Board of Directors strongly believes that this special retention award further aligned Mr. Keller’s interests directly with those of stockholders, created executive stability and will help secure consistency in the Company’s strategic business direction and executive succession planning. The Committee believes that Mr. Keller’s leadership during his tenure as Chairman and Chief Executive Officer has been critical to the Company’s successful turnaround, and that the future success of the Company requires continuity of his vision and outstanding leadership. Under his leadership our cumulative total shareholder return for the three full fiscal years for which he has been CEO is 279.71%, a return significantly greater than the average cumulative total shareholder return of 175.44% over the same period for our Peer Group. Vesting of the award is conditioned upon Mr. Keller’s continued service with the Company through January 2, 2015, or earlier upon Mr. Keller’s death or disability or a change-in-control of the Company. Further, by an amendment to the award agreement approved by the Board in December, 2011, if Mr. Keller’s employment was to be involuntarily terminated before January 2, 2015, he would fully vest in the award unless such termination was due to “Cause” as defined in the amendment. This amendment will only become effective upon the consummation of the Company’s merger with MCOP and the amendment also acted to make clear that the merger with MCOP would not be considered a change-in-control of the Company which would trigger full vesting of the award. Mr. Keller has agreed to a 24-month non-solicitation and an 18-month non-compete period following the termination of his employment, and the Company has the right to recoup the value of the award if he violates either of these covenants.

Because of the value of the special award, the increase in the total compensation for Mr. Keller for the year 2011 over his 2010 total compensation is not in alignment with the Company’s total shareholder return in 2011 of 13.26%. The Board of Directors recognized the potential for this disparity in making the award but in its judgment believed the award was appropriate for the reasons described above.

Executive Compensation Mix

Our executive compensation components are weighted toward performance-based incentives, encouraging the creation of sustainable stockholder value through the achievement of the Company’s long-term profitability and growth goals. Though the Committee has not pre-established any weightings for the various components of either cash or long-term compensation, the Committee targets the 50th percentile of the market for each compensation component. A substantial portion of executive compensation is typically at risk and differentiated as follows:

Annual Compensation

•	Base salaries — fixed annual income that is typically reviewed and adjusted annually based on the Committee’s assessment of the individual’s performance, competitive market data and information as provided to the Committee

•	Annual incentives — performance-based cash compensation that is earned only upon achieving annual objectives established by the Committee and based on operating (business) plans prepared by senior management and approved by the Board of Directors during the first quarter of each fiscal year

Long-term Compensation

•	Long-term incentives — equity-based and/or cash-based incentives earned by achieving sustained long-term performance which would be expected to correlate into increasing stockholder value

Retirement Plans

•	Tax-qualified defined contribution plans

Benefits

•	Employee health and welfare plans that are the same as offered to all other salaried U.S.-based employees

•	Supplemental and executive life and long-term disability insurance

Perquisites

•	Certain limited executive perquisites which are principally legacy in nature

The Committee reviews the cash and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the objectives of the Company’s compensation philosophy.

The following graphs illustrate the allocation of the principal compensation components for our named executive officers in 2011. The percentages reflect the amounts of 2011 salary and targeted annual cash incentive compensation and the aggregate grant date fair value of LTIP awards granted in 2011. At least 67% of these compensation components were variable and at risk for the named executive officers other than with respect to Mr. Keller, for which 76% of these compensation components were variable and at risk. The graph for Mr. Keller has been prepared on a normalized basis excluding the impact of the special retention award made to him in the first quarter of 2011 and discussed above.

Elements of Compensation

Base Salaries

The Company uses base salaries to recognize individual experience, knowledge, job performance and skills. Competitive base salaries allow the Company to attract high-caliber management leadership and retain their on-going services by providing them with an appropriate level of financial certainty. Base salaries for executive officers are reviewed at least annually by the Committee and adjusted as deemed appropriate based on market conditions, promotions and the job performance of the individual. The Committee utilizes performance assessments by the CEO, considers Company or applicable business unit performance, and competitive market data and information provided to the Committee by its compensation consultant and management to determine any adjustments to base salary. In determining any salary adjustment for the CEO and other executive officers, the Committee typically seeks to establish salary levels that are, in the aggregate, at or near the 50th percentile for comparable positions at companies within the Peer Group and at levels consistent with its compensation philosophy. Consistent with this the Committee may exercise discretion in setting individual base salaries higher or lower in relation to this objective when it deems that individual performance, a promotion and/or other factors warrant such action.

Base Salary Actions in 2011

In February, 2011 as part of its annual merit review process, the Committee approved 2011 base salary increases for Messrs. Keller and Fenwick as follows:

Name	Base Salary on 1/1/2010	Effective Date of Increase	New Base Salary	% Change

Robert J. Keller	$756,000	4/4/2011	$786,000	4.0%
Neal V. Fenwick	$437,500	4/4/2011	$450,000	3.3%

The Committee determined that in light of their December 2010 salary increases, it would not consider increasing the base salaries for Messrs. Elisman, Franey and Shortt until the 2012 annual merit review process. Based on competitive market data and a proxy pay analysis, we believe that Mr. Keller’s 2011 base salary was significantly below the 50th percentile, Mr. Fenwick’s base salary was near the 75th percentile, and the base salaries for each of Messrs. Elisman, Franey and Shortt were near the 50th percentile of the companies comprising the Peer Group.

Base Salary Actions in 2012

At its meeting in February, 2012 as part of the merit review process for 2012, the Committee approved salary increases for our named executive officers as follows:

Name	Base Salary on 1/1/2011	Effective Date of Increase	New Base Salary	% Change

Robert J. Keller	$786,000	4/2/2012	$825,000	5.0%
Boris Elisman	$525,000	4/2/2012	$540,000	2.9%
Neal Fenwick	$450,000	4/2/2012	$465,000	3.3%
Christopher M. Franey	$410,000	4/2/2012	$425,000	3.7%
Thomas H. Shortt	$410,000	4/2/2012	$425,000	3.7%

Based on competitive market data and a proxy pay analysis provided to the Committee by its independent consultant, we believe that Mr. Keller’s new base salary is below the 50th percentile, Mr. Fenwick’s new base salary is near the 75th percentile, and the new base salaries for each of Messrs. Elisman, Franey and Shortt are below the 50th percentile. The increase for Mr. Keller exceeds the percentage increase for the other named executive officers as his prior salary was significantly below the 50th percentile which represents the Committee’s target level for salaried compensation. This increase was intended to bring his salary closer to the targeted level.

The following discussion contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of ACCO Brands’ compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentives

We believe that annual cash-based incentives focus management on key operational performance objectives that, if achieved, can contribute to the creation of sustainable stockholder value. The Company’s annual cash incentive program (“AIP”) is designed to reward actual performance during the fiscal year against pre-established financial and operating goals the achievement of which are within the control and influence of management. Annual incentives are structured so that rewards are earned in line with performance, i.e., above-market rewards for superior performance and below-market or no rewards for inferior performance.

For the 2011 AIP, the Committee determined that the performance metric to be used to measure any award granted would be EBITDA (earnings before interest, taxes, depreciation and amortization) for all executive officers, subject to adjustments as described below. The Committee believes that EBITDA is a key measure of the Company’s ability to generate profits and positive cash flows. The threshold performance level for 2011 awards was set at an as-reported level of adjusted EBITDA of $164 million, adjusted for the Company’s mid-year divestiture of its Australian GBC Fordigraph business and above actual 2010 reported EBITDA of $158 million and consistent with the Company’s business plan.

In light of the global economic uncertainty that existed in early 2011, management and the Committee implemented financial control mechanisms in the 2011 AIP structure to ensure that incentives would be provided to executive officers only if performance met or exceeded the Board’s planned expectations. However, in light of the Company’s improved financial position and operational profitability, to fulfill management’s commitment to normalize its pay practices and to ensure top talent retention and motivation, the Committee discontinued actions implemented in 2010 that had reduced the target AIP cash award opportunity by 50% and restored the 2011 AIP target opportunities to normal levels. As structured by the Committee, incentives would begin to accrue through a self-funding approach whereby EBITDA in excess of a reported $164 million, as adjusted, would fund the incentive pool on a basis of approximately fifty cents for each excess dollar until a level of earnings that would be necessary to pay the 2011 AIP incentives at the maximum award level was reached. Target adjusted EBITDA, net of incentive plan accruals, was set at $178.2 million and an adjusted EBITDA of $195.5 million was set as the goal for a maximum award, both calculated using business plan foreign exchange translation rates and including the results of the GBC Fordigraph business that the Company later sold in June, 2011.

The annual incentive opportunities that were available for 2011 for the named executive officers are shown in the following table:

Name	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary (200% of Target)

Robert J. Keller	105%	210%
Boris Elisman	80%	160%
Neal V. Fenwick	65%	130%
Christopher M. Franey	65%	130%
Thomas H. Shortt	65%	130%

Reported EBITDA achievement for the year was an adjusted $168.3 million which exceeded the adjusted $164 million threshold required for any AIP awards to be earned and resulted in an achievement level of 45.1% of the target award. Awards earned for each of the named executive officers are shown in the following table:

Name	Target AIP Opportunity	Actual AIP Award

Robert J. Keller	$816,819	$368,385
Boris Elisman	420,000	189,420
Neal V. Fenwick	290,006	130,793
Christopher M. Franey	266,500	120,192
Thomas H. Shortt	266,094	120,008

Annual Incentives for 2012

For the 2012 AIP, the Committee has again determined that all executive officers will be measured on financial metrics only and the performance metric to be used to measure any award granted will be the Company’s reported EBITDA, subject to necessary adjustments, except for Mr. Franey who will have performance metrics of 20% based on EBITDA performance and 80% based on operating income performance of the two businesses for which he is responsible. The Committee continues to believe that EBITDA, and operating income for the Company’s regional businesses, are key measures of the Company’s ability to generate profits and positive cash flows. The Committee also approved the following target award levels under the 2012 AIP in the event of plan target achievement of the established performance goal: Mr. Keller at 110% of base salary; Mr. Elisman at 90% of base salary; and, Messrs. Fenwick, Franey, and Shortt at 65% of base salary. The Committee increased the target award levels for Messrs. Keller and Elisman from the levels applicable in 2011 to bring their target cash earnings opportunity closer to the Committee’s 50th percentile target as shown by the proxy pay analysis used by the Committee but making a larger portion of their target cash compensation performance related.

Long-Term Incentives

We believe that long-term incentives must serve as a significant portion of an executive officer’s overall compensation package. Stock-based awards are provided to motivate executive officers and other eligible employee participants to focus their efforts on activities that contribute to the creation of sustainable stockholder value over the long-term, thus aligning their interests with those of the Company’s stockholders. Long-term incentives are structured so that rewards are earned in line with performance-above-market rewards for superior performance and below-market or no rewards for inferior performance.

Currently, awards are granted under the LTIP. Pursuant to this plan, the Company may award to key employees, including all of the named executive officers, a variety of long-term incentives, including nonqualified stock options, incentive stock options, cash or stock-settled stock appreciation rights, restricted stock units, performance share units, and other stock-based incentives, as well as short and long-term cash incentive awards.

The Committee reviews the long-term incentive and equity award mix on an annual basis, consistent with both current and long-term Company goals as well as the current and projected level of shares of the Company’s common stock that would be available to issue under any granted awards. The award mix is constructed to provide executives with a long-term incentive opportunity that rewards successful financial and operational performance, aligns management and employees with stockholder interests, and provides a necessary retention element. Historically the Committee has used a combination of stock options, stock appreciation rights, RSUs and performance share units (“PSU”) in creating the annual mix of equity awards granted to management, including the named executive officers. Consistent with its objective of rewarding executives for good performance the Committee, in determining annual equity awards, would prefer to provide a mix of approximately 50% PSUs, 25% RSUs and 25% stock options or stock-settled stock appreciation rights. However, in the recent past the Committee has deviated from this strategy because of the limited number of equity-based units available for future grant under the LTIP.

We have granted PSUs under the LTIP annually since 2010. Each year’s grant may result in an accrual of one-third of a PSU award annually based on performance attainment, but vests after the third calendar year following grant. This approach provides the ability for our grants to overlap performance measurement cycles. Each calendar year of the three-year performance period has specific performance metrics and targets as determined annually by the Committee. This structure is intended to provide the Committee with greater flexibility to set meaningful performance metrics and/or targets in order to adapt to changing economic conditions, as well as future changes in the Company’s strategic direction or financial and business needs. Participants have an opportunity in each year of the performance period to accrue from 50% to 150% of one-third of the value of the three-year long-term incentive award, based upon the level of achievement within a range of threshold to maximum performance targets. PSUs and, where applicable, cash awards accrued each year vest upon completion of the third year of the performance period, except as otherwise provided in the LTIP or applicable award agreements. The past two-years of PSU award details are further described below in addition to the awards granted in 2012.

Long-term Incentive Awards for 2010-2012 Performance Period

As a result of the limited availability of equity-based award units at the time, the Committee granted to the Company’s executive officers long-term incentives in the form of three-year stock and cash-based performance awards for the 2010-2012 performance period. Forty-one percent (41%) of the grant value of this long-term award was comprised of PSUs with the balance comprised of a long-term cash award. No stock options or stock appreciation rights were granted during the 2010 year.

The Committee has established target long-term incentive grant levels as a percentage of base salary for all executive officers, including each of the named executive officers. These grant levels are based on analysis of the compensation practices of the Peer Group, internal equity considerations, and the intent to maintain a compensation package that is balanced toward variable, performance-based compensation instead of base salary. The target levels as determined by the Committee for the 2010 award for Mr. Keller were 160% of base salary and 100% of base salary for Messrs. Elisman, Fenwick, Franey and Shortt. The table below shows the grants made to the named executive officers for the 2010-2012 performance period at target level opportunity.

	2010-2012 LTIP Grant
Name	Total Target Award Value	Target PSUs (Based on Free Cash Flow)	Target Cash (Based on Revenue Growth)
Robert J. Keller	$1,148,038	65,800	$680,200
Boris Elisman	$420,000	22,900	$236,800
Neal V. Fenwick	$435,800	23,800	$245,400
Christopher M. Franey	$336,100	18,400	$188,900
Thomas H. Shortt	$393,800	21,500	$221,800

For 2011, the award opportunity under the PSU component was based on the achievement of a free cash flow target and the award opportunity under the cash-based component was based on the achievement of a revenue growth target. These metrics are independently calculated against their respective targets. In establishing these metrics, the Committee sought to focus management on profitability and cash flow generation believing that targeted performance will give the Company greater flexibility to continue to either reduce its debt levels, invest in strategic product innovation or consummate product line or business acquisitions, all of which the Committee believes would benefit shareholder value.

In 2011, grant recipients, including the named executive officers, had the opportunity to earn up to one-third (1/3) of the grant levels shown above if the Company achieved its cash flow and revenue growth goals for the year. In addition the Committee conditioned the accrual of any of these awards on the Company attaining minimum adjusted EBITDA of $164 million for the 2011 year. In determining the level of achievement, the Committee adjusted the cash flow target to reflect the net positive impact on cash flow of the sale of the Australian GBC Fordigraph business as well as favorable foreign exchange impact and the negative impact of cash used in pursuing the MCOP acquisition. The 2011 threshold, target and maximum performance levels for the PSU portion of the 2010 grant are shown in the following table. Adjusted free cash flow in 2011 was $60 million and as a result the target level of PSUs were accrued for payment to our executive officers, including the CEO and the named executive officers, which payment will be made at the end of the 2010-2012 performance period.

	2011 Free Cash Flow PSUs for the 2010-2012 LTIP Grant Period
Name	Threshold ($45 Million)	Target (and Actual)* ($60 Million)	Maximum ($75 Million)
Robert J. Keller	10,967	21,933	32,900
Boris Elisman	3,817	7,633	11,450
Neal V. Fenwick	3,967	7,933	11,900
Christopher M. Franey	3,067	6,133	9,200
Thomas H. Shortt	3,584	7,167	10,751

*	Reflects number of PSUs accrued for payment at end of performance period.

After adjusting for the effect of currency fluctuations and the sale of GBC Fordigraph, revenues declined in 2011 by 0.5% compared to 2010 levels. As the threshold level of 2.5% revenue growth was not met, no cash awards were accrued to any of the executive officers for the 2011 period and, as a result, one-third of the total target cash award for the 2010-2012 Performance Period was forfeited by each named executive officer.

Long-term Incentive Awards for 2011-2013 Performance Period

At its 2011 Annual Meeting, the Company’s shareholders approved making an additional 5,265,000 shares available for equity grants under the LTIP. Having these additional shares available for awards permitted the Committee to follow its desired policy of having all LTIP awards be equity based with the majority of such awards being performance related. While retaining discretion to vary award sizes and mix based on circumstances that may arise, the Committee reverted to its previously established normal award mix policy by eliminating the cash award portion and having the 2011 grants be comprised of:

•	50% PSUs for the three-year performance period beginning January 1, 2011;
•	25% RSUs; and
•	25% Non-Qualified Stock Options (“NQSO”).

Target grants were valued at 160% of Mr. Keller’s base salary and 100% of the base salary of the other named executive officers.

The table below shows the grants made to the named executive officers on May 18, 2011, with the 2011-2013 performance period shown at the target level opportunity for PSUs. The NQSOs were awarded on that date at a strike price of $8.93 per share which was the average of the high and low reported prices for the Company’s Common Stock on that day on the New York Stock Exchange (“NYSE”).

	2011-2013 LTIP Grant
Name	Total Target Award Value	NQSOs	RSUs	Target PSUs
Robert J. Keller	$1,257,600	87,700	39,700	104,100
Boris Elisman	682,500	47,600	21,600	56,500
Neal V. Fenwick	450,000	31,400	14,200	37,300
Christopher M. Franey	410,000	28,600	13,000	34,000
Thomas H. Shortt	410,000	28,600	13,000	34,000

In 2011, grant recipients, including the named executive officers, again had the opportunity to earn up to one-third (1/3) of the target PSU grant levels shown above if the Company achieved the cash flow and revenue growth goals for the year with each of those metrics representing 50% of that grant level. For 2011 the same financial performance targets were used as for the 2011 tranche of the 2010-2012 Performance Period described above. Further any awards were again conditioned upon the Company achieving a minimum adjusted EBITDA of $164 million. In determining the achievement levels, the same adjustments to revenue and cash flow were made as described above. The 2011 threshold, target and maximum performance levels are shown in the tables below. Adjusted free cash flow in 2011 was $60 million and as a result the target level of PSUs as shown in the following table were accrued for payment to the executive officers, including the CEO and the named executive officers, which payment will be made at the end of the 2011-2013 performance period.

	2011 Free Cash Flow PSUs for the 2011-2013 LTIP Grant Period
Name	Threshold ($45 Million)	Target (and Actual)* ($60 Million)	Maximum ($75 Million)
Robert J. Keller	8,675	17,350	26,025
Boris Elisman	4,709	9,417	14,126
Neal V. Fenwick	3,109	6,217	9,326
Christopher M. Franey	2,834	5,667	8,501
Thomas H. Shortt	2,834	5,667	8,501

*	Reflects number of PSUs accrued for payment at end of performance period.

After adjusting for the effect of currency fluctuations and the sale of GBC Fordigraph, revenues declined in 2011 by 0.5% compared to 2010 levels. As the threshold level of 2.5% revenue growth was not met, no PSU awards targeted to the revenue growth metric were accrued to any of the executive officers for the 2011 period and, as a result, one-sixth of the total target PSU award for the 2011-2013 Performance Period was forfeited by each executive officer.

Long-term Incentive Awards for 2012–2014 Performance Period

At its meetings in February, 2012 the Committee and the Board granted long-term incentive awards to the Company’s executive officers, including the CEO and the named executive officers, which were again comprised of:

•	50% PSUs for the three-year performance period beginning January 1, 2012;
•	25% RSUs; and
•	25% NQSOs.

The table below shows the grants made to the named executive officers, including PSUs for the 2012-2014 performance period at target level opportunity. The NQSOs were awarded on that date at a strike price of $12.17 per share which was the average of the high and low reported prices for the Company’s common stock on that day on the NYSE.

	2012-2014 LTIP Grant
Name	Total Target Award Value	NQSOs	RSUs	Target PSUs
Robert J. Keller	$1,856,000	108,159	50,822	133,911
Boris Elisman	$775,000	45,163	21,221	55,916
Neal V. Fenwick	$465,000	27,098	12,733	33,550
Christopher M. Franey	$500,000	29,138	13,691	36,075
Thomas H. Shortt	$380,000	22,145	10,405	27,417

The performance metrics that will be used for the first year of the 2012-2014 PSU award, as well as the third year of the 2010-2012 PSU award and second year of the 2011-2013 PSU award, will be revenue growth weighted at 50%, working capital 12-month average days sales of inventory (“DSI”) weighted at 25%, and working capital 12-month average days sales outstanding (“DSO”) weighted at 25% respectively, to determine the total potential award that could be accrued. The Committee decided to deviate from the use of cash flow as a performance metric in 2012 believing that the pending merger with MCOP, if consummated, would create significant measurement challenges. The Committee believes that working capital ratio improvement will be easier to measure and is also a significant driver to increasing cash flow and EBITDA growth.

	2012 Revenue Growth Target PSUs for the 2012-2014 LTIP Grant
Name	Threshold	Target	Maximum
Robert J. Keller	11,160	22,319	33,479
Boris Elisman	4,660	9,319	13,979
Neal V. Fenwick	2,796	5,592	8,388
Christopher M. Franey	3,007	6,013	9,020
Thomas H. Shortt	2,285	4,570	6,855

	2012 Working Capital DSI Target PSUs for the 2012-2014 LTIP Grant
Name	Threshold	Target	Maximum
Robert J. Keller	5,580	11,160	16,740
Boris Elisman	2,330	4,660	6,990
Neal V. Fenwick	1,398	2,796	4,194
Christopher M. Franey	1,504	3,007	4,511
Thomas H. Shortt	1,143	2,285	3,428

	2012 Working Capital DSO Target PSUs for the 2012-2014 LTIP Grant
Name	Threshold	Target	Maximum
Robert J. Keller	5,580	11,160	16,740
Boris Elisman	2,330	4,660	6,990
Neal V. Fenwick	1,398	2,796	4,194
Christopher M. Franey	1,504	3,007	4,511
Thomas H. Shortt	1,143	2,285	3,428

Timing of Stock Option and SSAR Awards

All awards of Company stock options and SSARs under the LTIP are granted with exercise prices not less than the average of the high and low trading price of the Company’s stock on the New York Stock Exchange on the date of the award, or the next trading day if the awards are made on a day when the Exchange is closed. Annual awards of stock options or SSARs, to executive officers and other eligible management employees, if granted, are made at the Company’s regular meeting of the Board of Directors scheduled for the first quarter of the year, typically in the month of February, absent special circumstances. Off-cycle (non-annual) awards may be made if the CEO and the Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. For off-cycle awards, the grant date will be the date the Committee approves any such award.

Stock Ownership Guidelines/Hedging Policies

To further align the executive officers’ interests with those of stockholders, the Company has adopted share ownership guidelines which apply to all executive officers and have been approved by the Committee, as shown below:

Executive Title	Multiple of Base Salary

Chief Executive Officer	6X
Chief Operating Officer	4.5X
CFO and Presidents	3X
Other Executives	2X

Stock counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs, accrued PSUs and unvested PSUs at target when awarded. Executives are generally expected to achieve their respective ownership goals within five years of becoming an executive officer.

The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price, when determining the need for any remedies.

Under our insider trading policy, our executives are prohibited from trading in the Company’s put, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC is scheduled to issue proposed rules later this year requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Retirement Benefits

All of the Company’s named executive officers were participants in the Company’s tax-qualified 401(k) retirement savings plan during 2011. The Company’s matching contribution of 4.5% (100% match on the first 3% of an employee’s contributions and 50% match on the next 3% of employee contributions) to the 401(k) plan are levels that management and the Committee consider to be market competitive and apply to all plan-participating employees, including named executive officers. The amount of benefits provided to the named executive officers in the form of 401(k) plan contributions are described in detail in the 2011 Summary Compensation Table.

In circumstances that the Committee has considered to be unique, and where it deemed such action to be in the Company’s best interests, it has in the past authorized the Company to enter into supplemental retirement agreements with certain of the Company’s named executive officers. No such agreements were entered into in 2011. The ACCO Brands Corporate Pension Plan for Salaried and Certain Hourly Paid Employees (the “ACCO Pension”) and the Company’s 2008 Amended and Restated Supplemental Retirement Plan (the “SRP”) were frozen in the first quarter of 2009. As a result none of the executive officers that participate in the ACCO Pension or the SRP have accrued any additional benefits under those Plans since that time. In line with the Committee’s overall philosophy of providing competitive retirement benefits, the Committee may, in the future, consider reinstating benefit accruals under the ACCO Pension and SRP or may consider the implementation of other forms of retirement benefits to be provided for the executive officers.

Employee Benefits

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees. The Company also provides certain expatriate allowances, relocation expense reimbursements and tax equalization payments to employees, including any executive officer, assigned to work outside their home countries. In those situations, the Company will reimburse the employee for any personal income taxes due on those items in accordance with the Company’s relocation policies in effect from time-to-time and will make tax equalization payments to the employee to ensure no greater tax burden is imposed on the employee resulting from his expatriate assignment.

Perquisites

The attributed costs to the Company and a description of personal benefits provided to the named executive officers are included in the “All Other Compensation” column of the 2011 Summary Compensation Table and related footnotes. The Committee strives to limit the use of perquisites as an element of compensation for executive officers. The Company does not gross–up income taxes for imputed income on the value of any executive officer perquisites that are not otherwise provided under a specific broad based plan, such as the relocation policies described above.

Employment and Severance Arrangements

The Company’s Executive Severance Plan (the “ESP”) is administered by the Committee and provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event that their employment is terminated either involuntarily or voluntarily for good reason. Executives will receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are “double-triggered” meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment. Management recommends potential participants to the Committee for their consideration and final approval. All of the Company’s named executive officers currently participate in this Plan. There are no individual employment contracts.

The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the Plan ease an executive’s transition due to an unexpected and involuntary employment termination due to changes in the Company’s employment needs. The Committee believes that the existence of a severance plan helps executives to focus on maximizing shareholder value, with less concern for personal financial stability, in the event of a change-in-control. Please refer to “Executive Compensation — Potential Payments and Benefits Upon Termination of Employment” and the related tables and footnotes for additional information concerning severance arrangements.

The Committee has determined that the pending merger of MCOP with the Company is not a “Change in Control” as that term is defined in the ESP. However, the Committee recognizes that as a result of the merger it is possible that an executive officer could have his employment terminated due to redundancies that might be caused by the merger. In such an event, the Committee may, in its sole discretion, decide to provide a terminated executive officer severance benefits in excess of the benefits provided for in the ESP in the event of an involuntary termination of employment. For the Committee to consider providing any enhanced benefits, which would not exceed the amounts provided for a Change in Control event under the ESP, any such redundancy-related termination would have to occur within one-year following consummation of the merger.

Clawback and Recoupment Policy

We have a policy allowing ACCO Brands to recoup or “clawback” compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executives who receive any incentive compensation are required to reimburse the Company in the event:

•	the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;
•	the executive engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and
•	a lower amount would have been paid to the executive based upon the restated results.

In such circumstances the Company will, to the extent practicable and permitted by governing law, seek to recover from the executive the amount by which the executive’s incentive payments exceeded the lower payment that would have been made based on the restated financial results.

The recently enacted Dodd-Frank Act requires companies to adopt a policy that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover incentive compensation received by the executive prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules required to be issued under the Dodd-Frank Act are adopted.

Tax and Accounting Implications

Tax Deductibility

Section 162(m) of the Code limits the allowable tax deduction that we may take for compensation paid to the CEO and certain other executive officers. We believe that compensation paid under our various incentive plans is generally fully deductible by the Company for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for the named executive officers. While there is no certainty that all executive compensation will be fully deductible under Section 162(m), efforts will be made to maximize its deductibility. We believe that all AIP compensation earned by the Company’s executive officers was fully deductible for the year 2011.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of ACCO Brands Corporation oversees the compensation programs of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the proxy statement for the Company’s 2012 annual meeting of stockholders, each of which has been or will be filed with the SEC.

Members of the Compensation Committee: Norman H. Wesley (Chairperson) George V. Bayly Thomas Kroeger Sheila G. Talton

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The table below provides information regarding the total compensation paid or earned by each of Robert J. Keller, Chairman of the Board and Chief Executive Officer, Neal V. Fenwick, Executive Vice President and Chief Financial Officer; and the Company’s three other most highly compensated executive officers, for each of the fiscal years ended December 31, 2011, 2010 and 2009:

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non- Equity Incentive ($)(3)	Change in Pension ($)(4)	All Other Comp ($)(5)	Total ($)

Robert J. Keller	2011	777,923	—		5,431,634	337,645	368,385	—	35,725	6,951,312
Chairman of the Board and Chief Executive Officer	2010 2009	755,446 619,805	— —		467,838 —	—68,250	440,826 —	— —	35,353 20,592	1,699,463 708,647

Boris Elisman	2011	525,000	—		697,433	183,260	189,420	18,000	27,599	1,640,712
President and Chief Operating Officer	2010 2009	424,942 349,971	— —		162,819 —	—31,500	157,260 —	14,000 18,000	27,527 18,974	786,548 418,445

Neal V. Fenwick	2011	446,164	—		459,895	120,890	130,793	259,575	34,885	1,452,202
Executive Vice President and Chief Financial Officer	2010 2009	435,431 363,095	— —		169,218 —	—31,500	162,048 —	236,214 1,444,000	34,626 26,949	1,037,537 1,865,544

Christopher M. Franey	2011	410,000			419,710	110,110	120,192	—	62,771	1,122,783
Executive Vice President and President, International and Kensington	2010 2009	367,920 290,107	—176,500	(6)	130,824 —	—21,000	122,135 —	— —	57,040 122,298	677,919 609,905

Thomas H. Shortt	2011	409,375	—		419,710	110,110	120,008	—	27,063	1,086,266
Executive Vice President and President, Product Strategy and Development	2010 2009	393,462 260,192	— —		152,865 —	—26,250	146,447 —	— —	32,676 476,184	725,450 762,626

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to stock and option awards made under the Company’s Amended and Restated 2011 Incentive Plan as determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Company’s audited financial statements for the fiscal year ended December 31 for each year shown included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission.
(2)	The amounts in column (e) also include the grant date fair value of RSUs and PSUs granted in 2011. These awards are described in more detail in the footnotes to the tables in “Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Fiscal Year End”. The values of the PSUs shown in this table are the target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum value of the PSUs granted in 2011 would equal 150% of the target award. Mr. Keller’s maximum potential 2011 PSU award value would be $1,394,420; for Messrs. Elisman, Fenwick, Franey and Shortt, the maximum potential 2011 PSU award values would be $756,818, $499,634, $455,430, and $455,430 respectively.
(3)	The amounts shown include the annual incentive award earned under the AIP by each of the named executive officers for the year 2011, which was paid at 45.1% of the target award opportunity. The 2011 one-year measurement cycle of the three-year 2010 LTIP cash award resulted in no accrual for 2011. See “Compensation Discussion and Analysis—Long-term Incentive Awards for 2010-2012 Performance Period.” For 2010, the amounts shown include the annual incentive award earned under the AIP by each of the named executive officers for that year and the amount earned for the one-year measurement cycle of the three-year 2010 LTIP cash award, which was accrued at 98.8% of target. For 2009, the amount listed represents the amount of the AIP award earned by each named executive officer under the AIP for that year.
(4)

The amounts listed represent the aggregate change in actuarial present value during each year shown for the named executive officer’s accumulated benefit provided under the ACCO Pension, SRP and, as to Mr. Fenwick, the retirement agreements described under “Pension Benefits.” None of the named executive officers earned any preferential amounts on their accounts in the nonqualified deferred compensation plans of which they are a participant. Messrs. Keller, Shortt, and Franey were not eligible to participate in the ACCO Pension and SRP at the time both plans were frozen, as they did not meet the minimum service requirement of the plans. During 2009, the accumulated benefit for Mr. Fenwick increased due to an increase in the inflation rate, a decrease in the discount rate, and an increase in the foreign exchange rate used in the actuarial present value calculation, which caused the significant change for that year. Further details about these plans are detailed under “Pension Benefits” and “Nonqualified Deferred Compensation” below.
(5)	The following table provides details about each component of the “All Other Compensation” column in the 2011 Summary Compensation Table.

	Automobile Allowance ($)	Company Contributions to Defined Contribution Plans ($)(a)	Tax Gross Ups, Tax Equalization and Relocation Expenses ($)(b)	Miscellaneous Perquisites ($)	Total ($)

Mr. Keller	15,996	11,025	—	8,704(c)	35,725
Mr. Elisman	13,992	11,025	—	2,582(c)	27,599
Mr. Fenwick	13,992	11,025	—	9,868(d)	34,885
Mr. Franey	13,992	11,025	33,685	4,069(c)	62,771
Mr. Shortt	13,992	11,025	—	2,046(c)	27,063

(a)	The amounts represent the Company’s 2011 contribution to the tax-qualified 401(k) savings plan account for each of the named executive officers.
(b)	This amount represents the incremental cost incurred by the Company in connection with Mr. Franey’s expatriate assignment in the United Kingdom. Included in this amount is $12,039 for income and payroll tax gross ups.
(c)	Represents the cost to the Company for premiums paid on excess Long-term Disability and Group Term Life Insurance.
(d)	Represents the costs to the Company of personal benefits and perquisites for Mr. Fenwick, including premiums paid on excess long-term disability and group term life insurance, income tax preparation fees, and personal travel for himself and family members.
(6)	This amount includes a $76,500 sign-on bonus paid in conjunction with Mr. Franey joining the company and a $100,000 discretionary bonus awarded and paid for the year 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under any of the Company’s incentive plans during the fiscal year ended December 31, 2011.

Name	Grant Date for Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under-	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)	or Units#(3)	lying Options #(4)	($/ Share)(5)	Option Awards ($)(6)

Robert J. Keller	02/24/11	206,325	825,300	1,650,600							—
	05/18/11				52,050	104,100	156,150				929,613
	02/24/11							500,000			4,147,500
	05/18/11							39,700			354,521
	05/18/11								87,700	8.93	337,645

Boris Elisman	02/24/11	105,000	420,000	840,000	28,250	56,500	84,750	21,600	47,600	8.93	—
	05/18/11										504,545
	05/18/11										192,888
	05/18/11										183,260

Neal V. Fenwick	02/24/11	73,125	292,500	585,000							—
	05/18/11				18,650	37,300	55,950				333,089
	05/18/11							14,200			126,806
	05/18/11								31,400	8.93	120,890

Christopher M. Franey	02/24/11	66,625	266,500	533,000							—
	05/18/11				17,000	34,000	51,000				303,620
	05/18/11							13,000			116,090
	05/18/11								28,600	8.93	110,110

Name	Grant Date for Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under-	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)	or Units#(3)	lying Options #(4)	($/ Share)(5)	Option Awards ($)(6)

Thomas H. Shortt	02/24/11	66,625	266,500	533,000							—
	05/18/11				17,000	34,000	51,000				303,620
	05/18/11							13,000			116,090
	05/18/11								28,600	8.93	110,110

(1)	The amounts shown were the potential AIP earnings for 2011 at threshold, target and maximum performance. The actual amounts of AIP awards for 2011 are included in column g of the Summary Compensation Table and further described in footnote (3) thereto.
(2)	Represents the threshold, target and maximum number of PSUs granted in 2011 to be earned based on achievement of performance metrics established by the Board of Directors annually for each year of the 2011-2013 three-year performance period. Any awards earned for each of the first two years are accrued and do not vest until completion of the three-year performance period.
(3)	Reflects RSUs which vest on the third anniversary date of the grant and for Mr. Keller includes a special retention award of 500,000 RSUs which vests on January 2, 2015, unless otherwise accelerated. See “Compensation Discussion and Analysis—Special Retention Award for Mr. Keller.”
(4)	Amounts shown represent unqualified stock options awarded under the LTIP.
(5)	The exercise price per share of each stock option award equals the average of the high and low sales price of a share of Company common stock on the date of grant as reported on the New York Stock Exchange.
(6)	Amounts represent the grant date fair value of each equity award granted in 2011 in accordance with FAS 123 (R).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised stock options and stock settled stock appreciation rights, restricted stock units that have not vested and equity incentive plan awards as of December 31, 2011 for each of the executive officers named in the 2011 Summary Compensation Table.

	Option and SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) or SSARs Exercisable	Number of Securities Underlying Unexercised Options (#) or SSARs Unexercisable(1)		Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)[3]

Robert J. Keller	—	87,700		8.93	5/18/2017	500,000	(5)	4,825,000	45,667	440,687
	—	108,333	(2)	0.81	2/25/2016	39,700	(6)	383,105
	105,000	—		2.59	11/7/2015	23,000	(7)	221,950
						32,900	(9)	317,485
						17,350	(10)	167,428
Boris Elisman	—	47,600		8.93	5/18/2017	21,600	(6)	208,440	22,650	218,573
	100,000	50,000	(2)	0.81	2/25/2016	11,000	(8)	106,150
	21,400	—		14.02	4/6/2015	11,450	(9)	110,493
	7,000	—		21.49	3/15/2014	9,417	(10)	90,874
	40,000	—		22.68	12/6/2012
	39,877	—		19.59	11/28/2014
Neal V. Fenwick	—	31,400		8.93	5/18/2017	14,200	(6)	137,030	16,400	158,260
	100,000	50,000	(2)	0.81	2/25/2016	11,000	(8)	106,150
	21,400	—		14.02	3/18/2015	11,900	(9)	114,835
	14,500	—		21.49	3/15/2014	6,217	(10)	59,994
	90,000	—		22.68	12/6/2012
	71,780	—		18.25	10/27/2014
	39,877	—		14.42	9/28/2013
	20,400	—		12.32	9/22/2012
Christopher M. Franey	—	28,600		8.93	5/18/2017	13,000	(8)	125,450	14,400	138,960
	66,667	33,333	(2)	0.81	2/25/2016	4,530	(8)	43,715
	9,600	—		14.02	12/10/2015	9,200	(9)	88,780
						5,667	(10)	54,687

	Option and SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) or SSARs Exercisable	Number of Securities Underlying Unexercised Options (#) or SSARs Unexercisable(1)		Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)[3]

Thomas H. Shortt	—	28,600		8.93	5/18/2017	13,000	(6)	125,450	14,916	143,939
	83,333	41,667	(2)	1.09	3/31/2016	10,751	(9)	103,747
						5,667	(10)	54,687

(1)	Unless otherwise noted, stock option and stock-settled stock appreciation awards vest ratably over the first three anniversaries of their original grant dates. Un-exercisable stock options and SSARs would accelerate and become immediately exercisable upon the death or disability of the named executive officer or upon a change-in-control.
(2)	Award is in the form of SSARs.
(3)	Reflects the value as calculated based on the $9.65 closing price of the Company’s common stock on December 30, 2011.
(4)	These amounts consist of unearned PSUs for the remainder of the respective 2010-2012 and 2011-2013 performance periods at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the following circumstances:

Event	Result

Involuntary termination	Award would vest pro-rata, provided that the termination occurs after June 30 of the last year of the three-year performance grant cycle.

Retirement	Award would vest pro-rata.

Death, Disability or Change-in-Control	Award would fully vest.

(5)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on January 2, 2015 provided Mr. Keller remains an employee of the company at that time. The vesting of these stock units could accelerate under the following circumstances:

Event	Result

Involuntary Termination	Award would fully vest provided the termination occurs following the pending merger with MCOP.

Retirement	Award would not vest.

Death, Disability or Change-in-Control	The award would fully vest.

(6)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on May 18, 2014 provided the named executive officer remains and employee of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions.

Event	Result

Involuntary termination	Award would be prorated to date of separation.

Retirement	Award would vest pro-rata.

Death, Disability or Change-in-Control	Award would fully vest.

(7)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2012 provided Mr. Keller remains in the employ of the Company at that time. The vesting of these stock units could accelerate under same conditions as described in footnote (6) above.
(8)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 19, 2012 for Messrs. Fenwick and Elisman and December 10, 2012 for Mr. Franey, provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in the footnote (6) above.
(9)	Represents PSUs from the 2010-2012 grant that have been earned based on 2010 and 2011 performance and will vest and convert into an equal number of shares of the Company’s common stock on December 31, 2012, provided that the officer remains in the employ of the Company as of that date. Under the events described in footnote (4) above, earned PSUs may become fully vested, except in the case of an involuntary termination that occurs prior to June 30 of the third year of the three-year performance cycle.
(10)	Represents PSUs from the 2011-2013 grant that have been earned based on 2011 performance and will vest and convert into an equal number of shares of the Company’s common stock on December 31, 2013 provided that the officer remains in the employ of the Company as of that date. Under the events described in footnote (4) above, earned PSUs may become fully vested, except in the case of an involuntary termination that occurs prior to June 30 of the third year of the three-year performance cycle.

2011 Option Exercises and Stock Vested

The following table describes the number of shares acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on vesting of restricted stock and exercise of

SSARs. There was no exercise of stock options or vesting of PSUs by any of the named executive officers for the fiscal year ended December 31, 2011.

Name	SSAR Awards Number of Shares Acquired on Exercise (#)	SSAR Awards Value Realized on Exercise ($)(3)	Stock Awards Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(3)

Robert J. Keller	216,667	837,418(1)	15,000(2)	105,975
Boris Elisman	—	—	3,500(2)	30,905
Neal V. Fenwick	—	—	6,000(2)	52,980
Christopher M. Franey	—	—	—	—
Thomas H. Shortt	—	—	—	—

(1)	The value realized represents the difference between the strike price of the SSAR and the fair market value of the Company’s common stock on the date of exercise.
(2)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting. For Mr. Keller, these RSUs were granted November 7, 2008 and vested November 7, 2011; for Messrs. Elisman and Fenwick, these RSUs were granted on March 16, 2007 and vested March 16, 2011.
(3)	The fair market value of our common stock used for purposes of this table is the average of the high and low share trade prices of the underlying stock on the date of exercise or vesting as the case may be as reported on the New York Stock Exchange.

PENSION BENEFITS

Name	Plan Name	Years of Credited Service (1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

Robert J. Keller	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

Boris Elisman	ACCO Pension	4	59,000	—
	Supplemental Pension	4	56,000	—

Neal V. Fenwick	ACCO Europe Pension	22	3,370,629	—
	ACCO Pension	3	48,000	—
	Supplemental Pension	3	59,000	—
	Retirement Agreement	3	102,000	—

Christopher M. Franey	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

Thomas H. Shortt	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

(1)	The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the ACCO Pension, the Company’s 2008 Amended and Restated Supplemental Retirement Plan (“Supplemental Pension”), the ACCO Europe Pension Plan (“ACCO Europe Pension”), and the retirement agreement for Mr. Fenwick.
(2)

Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension and the Supplemental Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 5.01% for both plans. The mortality table assumption for the ACCO Pension is the 2011 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives. The mortality table assumption for the Supplemental Pension is the same. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 4.7%, an inflation rate of 2.5%, an exchange rate (as of December 31, 2011) of $ 1.5391 to One British Pound and utilizes the PCMA00 Base table with Year-of-Birth Medium Cohort improvements and a 1% floor. Amount reported as the actuarial present value of accumulated benefit for Mr. Fenwick under his retirement agreement is computed using the same U.S. mortality and interest assumptions as apply under his respective U.S. pension plans, above, net of the applicable offset for those other benefits provided under his retirement agreement.

The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company. In general, eligible employees include all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must complete one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO Pension and the Supplemental Pension (described below) have been frozen as of March 6, 2009. As a result no additional benefits will accrue from that date for any of the named executive officers unless action is taken by the Board of Directors to reinstate any such benefits.

The Supplemental Pension is an unfunded nonqualified defined benefit pension plan which covers compensation and benefit amounts in excess of the Internal Revenue Code’s qualified plan limits in the ACCO Pension, and taking into account in determining benefits any compensation amounts deferred under the Company’s former deferred compensation plan. None of the named executive officers participated in that plan. Otherwise, the provisions of the Supplemental Pension are generally the same as those of the ACCO Pension. Participants in the Supplemental Pension may separately elect from the optional forms of payment of benefits available under the ACCO Pension other than a lump-sum. Certain other restrictions on payment apply to the Supplemental Pension, consistent with the requirements of Internal Revenue Code Section 409A.

Benefits under the ACCO Pension and Supplemental Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken by the Compensation Committee of the Board of Directors. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the above named executives are entitled to additional credited service other than that which has been earned during their employment.

Several forms of benefit payments are available under the ACCO Pension and the Supplemental Pension. The Pension Plan offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump-sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO Pension and Supplemental Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension and Supplemental Pension both recognize prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company on August 16, 2005, for vesting purposes.

Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension Plan based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) pensionable earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of pensionable earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit. He became eligible for early retirement under this plan upon attainment of age 50 in 2011.

Mr. Fenwick has entered into a retirement agreement with the Company that provides him a supplemental retirement benefit based on credit for his service prior to April 1, 2006 with predecessors of the Company and its then-affiliates while participating as an employee of the Company’s United Kingdom subsidiary. Under the retirement agreement, Mr. Fenwick is entitled to a supplemental nonqualified benefit upon retirement over and above what is provided them under the Company’s defined benefit pension plans. The benefit provided under the retirement agreement equals the excess of (i) a tentative benefit under the Company’s defined benefit pension plans, as described above, computed based on his combined service with the Company and its non-participating then-affiliates but applying the Company Pension accrual rate as in effect on January 1, 2007 (1.00% per year of service, as described above) over (ii) the sum of the actual benefit amounts due to him from such Company and then-affiliate pension plans in respect of his participation in such plans. In each case, the benefit is expressed as an unreduced single life annuity payable at an age 65 normal retirement age.

See also “Retirement Benefits” in the Compensation Discussion and Analysis section of this Proxy Statement for additional discussion of the Company’s defined benefit and other retirement plans.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL

The Company does not have written employment agreements with any of its executive officers. Although the Company has entered into a severance and change-in-control agreement with one executive officer, none of the named executive officers are covered by any such agreement. Executive officers, including the named executive officers, are covered by the Company’s Executive Severance Plan at December 31, 2011 and continue to be so covered as of the date of this Proxy Statement.

The Company’s Executive Severance Plan provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause” and (ii) voluntary termination for “good reason” or involuntary termination without “cause” within 24 months after (and in certain circumstances preceding) a change-in-control:

•	Involuntary Termination: 24 months of base salary and two years of target bonus for the year of separation for Mr. Keller and 21 months of base salary, one year of target bonus for each of the other named executive officers.

•	Change in Control Termination: 2.99 times base salary plus 2.99 times bonus for the year of separation for Mr. Keller and 2.25 times base salary plus 2.25 times bonus for the year of separation for each of the other named executive officers. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date based on the greater of the latest projected performance level of the Company for that year or the target award.

•	Outplacement services for an amount not to exceed $60,000 for Mr. Keller and $30,000 for each other named executive officer.

•	Gross-up payment for any “golden parachute” excise tax that may be payable by them under Section 4999 of the Internal Revenue Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the Executive Severance Plan or otherwise), unless the amount of any “excess parachute payments” paid or payable by them does not exceed 330% of the executive’s “base pay” as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Internal Revenue Code; and

•	Any amounts payable under the Executive Severance Plan are reduced by amounts payable to a named executive officer under any other severance plan applicable to the executive or agreement that has been entered into between the Company and the executive.

Medical and other welfare benefits continue for the executive’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company.

The following tables set forth for each named executive officer the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate if his employment had terminated on December 31, 2011, under the following circumstances:

•	termination by the executive for retirement;

•	termination by the Company without cause; or

•	following (or in certain circumstances preceding) a change-in-control, a termination by the Company without “cause” or by the executive for “good reason”; or termination as a result of death or disability.

No enhanced benefits would be provided to an executive if a termination was involuntary for cause or voluntary (except in the case of a retirement) except at the discretion of the Board of Directors.

In preparing the tables it is assumed that the named executive officer has no earned but unpaid salary or accrued and unused vacation benefits at the time of termination and that the values reflect compensation in addition to what they would have earned had the described event not occurred.

Robert J. Keller

	Termination by Executive for Retirement	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control	Death or Disability
Payments and Benefits Compensation:
Cash severance(1)	$—	$3,222,600	$4,817,787	$—
Annual incentive(1)	—	825,300	825,300	—
Benefits:
Continuation of benefits(2)	—	18,258	27,296	—
Outplacement services	—	60,000	60,000	—
Additional 401(k) Plan Contributions(3)	—	—	32,965	—
Long-Term Incentive Awards Acceleration:
Value of Stock Options and SSARs(4)	13,079	—	1,020,808	970,743
Value of Restricted Stock Units(5)	1,316,241	1,316,241	5,430,055	1,363,632
Value of Performance Share Units(6)	484,913	—	1,912,795	484,913
Value of Long-Term Cash Awards(7)	224,013	—	904,213	450,746
Federal Excise Tax and Gross-up(8)	—	—	5,209,802	—

Total	$2,038,246	$5,442,399	$20,241,021	$3,270,034

(1)	The cash severance represents base salary and incentive opportunity at target performance. Assumes a base salary of $786,000; a 2011 target bonus of 105% of bonus eligible earnings.
(2)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(3)	Represents 2.99 x the maximum annual Company contribution to Mr. Keller’s account under the Company’s 401(k) Plan.
(4)	Reflects the excess of the fair market value as of December 31, 2011 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(5)	Reflects the fair market value as of December 31, 2011 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(6)	Reflects the unvested fair market value as of December 31, 2011 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(7)	Reflects unvested long-term cash incentives as of December 31, 2011 which would vest in connection with the specified event.
(8)	Upon a change-in-control of the Company, Mr. Keller may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Boris Elisman

	Termination by Executive for Retirement	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control	Death or Disability
Payments and Benefits Compensation:
Cash severance(1)	$—	$1,338,750	$2,126,250	$—
Annual incentive(1)	—	420,000	420,000	—
Benefits:
Continuation of benefits(2)	—	21,806	28,036	—
Outplacement services	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	24,806	—
Pension enhancement(4)	—	—	56,000	—
Long-Term Incentive Awards Acceleration:
Value of Stock Options and SSARs(5)	7,098	—	476,272	449,098
Value of Restricted Stock Units(6)	143,592	143,592	314,590	149,324
Value of Performance Share Units(7)	201,367	—	893,918	201,367
Value of Long-Term Cash Awards(8)	77,987	—	314,787	156,921
Federal Excise Tax and Gross-up(9)			1,882,303

Total	$430,044	$1,954,148	$6,566,962	$956,710

(1)	The cash severance represents base salary and incentive opportunity at target performance. Assumes a base salary of $525,000; a 2011 target bonus of 80% of bonus eligible earnings.
(2)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(3)	Represents 2.25 x the maximum annual Company contribution to Mr. Elisman’s account under the Company’s 401(k) Plan.
(4)	Represents the additional benefit, payable under the SERP, computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 4.7%. The mortality table assumption is the 2011 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives.
(5)	Reflects the excess of the fair market value as of December 31, 2011 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(6)	Reflects the fair market value as of December 31, 2011 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(7)	Reflects the unvested fair market value as of December 31, 2011 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(8)	Reflects unvested long-term cash incentives as of December 31, 2011 which would vest in connection with the specified event.
(9)	Upon a change-in-control of the Company, Mr. Elisman may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Neal V. Fenwick

	Termination by Executive for Retirement	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control	Death or Disability
Payments and Benefits Compensation:
Cash severance(1)	$—	$1,080,000	$1,670,625	$—
Annual incentive(1)	—	292,500	292,500	—
Benefits:
Continuation of benefits(2)	—	21,806	28,036	—
Outplacement services	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	24,806	—
Pension enhancement(4)	—	—	161,000	—
Long-Term Incentive Awards Acceleration:
Value of Stock Options and SSARs(5)	4,683	—	464,608	446,683
Value of Restricted Stock Units(6)	128,808	128,808	243,180	134,540
Value of Performance Share Units(7)	174,829	—	687,891	174,829
Value of Long-Term Cash Awards(8)	80,818	—	326,218	162,818
Federal Excise Tax and Gross-up(9)	—	—	1,363,012	—

Total	$389,138	$1,553,114	$5,291,876	$918,670

(1)	The cash severance represents base salary and incentive opportunity at target performance. Assumes a base salary of $450,000; a 2011 target bonus of 65% of bonus eligible earnings.
(2)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(3)	Represents 2.25 x the maximum annual Company contribution to Mr. Fenwick’s account under the Company’s 401(k) Plan.
(4)	Represents the additional benefit, payable under the SERP, as well as a special retirement agreement, computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 4.7%. The mortality table assumption is the 2011 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives.
(5)	Reflects the excess of the fair market value as of December 31, 2011 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(6)	Reflects the fair market value as of December 31, 2011 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(7)	Reflects the unvested fair market value as of December 31, 2011 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(8)	Reflects unvested long-term cash incentives as of December 31, 2011 which would vest in connection with the specified event.
(9)	Upon a change-in-control of the Company, Mr. Fenwick may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Christopher M. Franey

	Termination by Executive for Retirement	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control	Death or Disability
Payments and Benefits Compensation:
Cash severance(1)	$—	$984,000	$1,522,125	$—
Annual incentive(1)	—	266,500	266,500	—
Benefits:
Continuation of benefits(2)	—	15,976	20,540	—
Outplacement services	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	24,806	—
Long-Term Incentive Awards Acceleration:
Value of Stock Options and SSARs(4)	4,265	—	315,058	298,731
Value of Restricted Stock Units(5)	59,357	59,357	169,165	69,702
Value of Performance Share Units(6)	143,467	—	589,944	143,467
Value of Long-Term Cash Awards(7)	62,211	—	251,109	125,177
Federal Excise Tax and Gross-up(8)	—	—	1,413,226	—

Total	$269,300	$1,355,833	$4,602,473	$637,077

(1)	The cash severance represents base salary and incentive opportunity at target performance. Assumes a base salary of $410,000; a 2011 target bonus of 65% of bonus eligible earnings.
(2)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(3)	Represents 2.25 x the maximum annual Company contribution to Mr. Franey’s account under the Company’s 401(k) Plan.
(4)	Reflects the excess of the fair market value as of December 31, 2011 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(5)	Reflects the fair market value as of December 31, 2011 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(6)	Reflects the unvested fair market value as of December 31, 2011 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(7)	Reflects unvested long-term cash incentives as of December 31, 2011 which would vest in connection with the specified event.
(8)	Upon a change-in-control of the Company, Mr. Franey may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Thomas H. Shortt

	Termination by Executive for Retirement	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control	Death or Disability
Payments and Benefits Compensation:
Cash severance(1)	$—	$984,000	$1,522,125	$—
Annual incentive(1)	—	266,500	266,500	—
Benefits:
Continuation of benefits(2)	—	—	—	—
Outplacement services	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	24,806	—
Long-Term Incentive Awards Acceleration:
Value of Stock Options and SSARs(4)	4,265	—	388,928	372,601
Value of Restricted Stock Units(5)	25,987	25,987	125,450	25,987
Value of Performance Share Units(6)	158,434	—	624,848	158,434
Value of Long-Term Cash Awards(7)	73,047	—	294,847	146,980
Federal Excise Tax and Gross-up(8)	—		1,245,810

Total	$261,733	$1,306,487	$4,523,314	$704,002

(1)	The cash severance represents base salary and incentive opportunity at target performance. Assumes a base salary of $410,000; a 2011 target bonus of 65% of bonus eligible earnings.
(2)	Mr. Shortt did not elect to participate in the Company’s welfare benefit plans in 2011, and would not be eligible for those benefits upon termination of his employment.
(3)	Represents 2.25 x the maximum annual Company contribution to Mr. Shortt’s account under the Company’s 401(k) Plan.
(4)	Reflects the excess of the fair market value as of December 31, 2011 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(5)	Reflects the fair market value as of December 31, 2011 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(6)	Reflects the unvested fair market value as of December 31, 2011 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(7)	Reflects unvested long-term cash incentives as of December 31, 2011 which would vest in connection with the specified event.
(8)	Upon a change-in-control of the Company, Mr. Shortt may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item 3)

We are providing our stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures contained herein.”

Fiscal 2011 was a significant year for us as we improved profitability and maintained sales volumes in a weak office products sales environment by gaining market share in certain product categories, and taking strategic actions to better position the Company for the years ahead. Strategically, the Company agreed to merge with MCOP, which we view as a transformational event for ACCO Brands, and we sold a non-core business in Australia the result of which has improved our balance sheet. These and many other steps we took in 2011 have positioned us to be an even stronger company in the years ahead.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, directly link pay to our performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained herein, including in the Compensation Discussion and Analysis and the accompanying tables and related narrative disclosure, as well as the following factors:

•	Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee of independent directors.

•	We promote a pay for performance culture that ties executive compensation to our ability to achieve important strategic financial and operating objectives which are approved by the Board of Directors. For example in fiscal 2011, approximately 75% and 67% of the target value of annually granted equity awards were performance based for Mr. Keller and the other named executive officers respectively.

•	A significant portion of each named executive officer’s compensation is at-risk. For example, 50% of performance share units tied to 2011 results did not accrue due to non-attainment of a stated performance goal.

•	We have adopted a clawback policy that will allow our company to seek recovery of certain incentive-based compensation from our executive officers in the event of a material accounting restatement resulting from misconduct.

•	Our executive officers do not have employment agreements and as a result none of the executive officers have a contractual right to any increase in annual salary or other base compensation elements.

•	Our executive severance plan requires termination of employment in connection with a change-in-control before cash severance compensation is triggered.

•	We have never re-priced or replaced underwater stock options and our LTIP would prevent us from doing so without stockholder approval.

•	Our Compensation Committee has reviewed the results of management’s evaluation of our compensation programs and practices and agreed with their findings that the risks associated with our compensation programs were within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on us.

•	Our executives are required to achieve ownership of a number of shares of our common stock to further align their interests and actions with the interests of our stockholders.

Because your vote is advisory, it will not be binding upon our Board, it will not overrule any decision by the Board and it will not create or imply any additional fiduciary duties on the Board or any member thereof. However, our Compensation Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR approval of Proxy Item 3.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Article II of our By-laws contains procedures for stockholder nominations of directors and for stockholder proposals to be properly presented before stockholder meetings. In addition, Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) contains requirements that must be followed in order to have a proposal included in our proxy statement and form of proxy.

Who can make a nomination or a proposal?

According to our By-laws, stockholders may nominate persons for election to our Board of Directors at annual meetings and certain special meetings of stockholders and may propose other business to be considered by stockholders at annual meetings. Any stockholder desiring to make a nomination or a proposal may do so if such stockholder (1) is a holder of record of the Company both at the time of giving proper notice of a nomination or a proposal and at the time of the annual meeting or, with respect to nominations, the special meeting; (2) is entitled to vote at the meeting; and (3) complies with the notice procedures set forth in our By-laws. Nominations at any special meeting may be made only in the event the Board of Directors has determined directors are to be elected at such special meeting. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination has been properly made.

When must a nomination or a proposal be made?

With respect to annual meetings, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day nor any later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Our By-laws provide for different notice timing rules for special meetings in which directors are to be elected or in the event the annual meeting date is more than 30 days before or more than 60 days after such anniversary date.

How do I go about making a nomination or proposal?

If you are a record owner of stock and you wish to make a nomination or proposal at an annual meeting, you must notify the Secretary, in writing, of your intent. Written notice must be delivered not earlier than January 15, 2013, and not later than February 15, 2013, with respect to nominations and proposals for the 2013 annual meeting of stockholders. All notices must contain the information required by Article II of our By-laws and Rule 14a-8 under the Exchange Act.

Stockholders who wish to have a proposal included in our proxy statement and form of proxy must comply with the applicable requirements of the Exchange Act, including Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be eligible under Rule 14a-8 for consideration for inclusion in our proxy statement and accompanying proxy at the 2013 annual meeting of stockholders, the proposal must be received by the Company on or before November 30, 2012.

A copy of the By-law provisions summarized above is available upon written request to ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069, Attention: Corporate Secretary. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 24, 2008, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS

Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response in helpful and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or, as applicable, one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Notice or, as applicable, one annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Englewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive a Notice, we will send a copy to you if you call Ms. Jennifer Rice, Vice President – Investor

Relations at (847) 484-3020, or write her at ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, IL 60069.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice or, as applicable, the annual report and proxy statement, but you wish to receive only one copy, you must request, in writing, that ACCO Brands eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareholder Services, Attn: Proxy Dept., 161 N. Concord Exchange Street, St. Paul, MN 55075 or call (in the United States) 1-800-468-9716.

Other Matters

ACCO Brands knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 30, 2012	By order of the Board of Directors Steven Rubin Senior Vice President, Secretary and General Counsel

A copy of ACCO Brands’ Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Ms. Jennifer Rice, Vice President, Investor Relations, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069.

A copy of the Form 10-K will also be made available on the ACCO Brands’ website at www.accobrands.com. Additionally, the ACCO Brands’ Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Principles are available free of charge in the Investor Relations section of the ACCO Brands website, or in print upon request by any stockholder to Ms. Rice at the address noted above.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders:

Our proxy statement and 2011 Annual Report on Form 10-K are available at: www.proxyvote.com.

Parking Facility and Driving Directions

ACCO Brands Corporation Annual Meeting of Stockholders May 15, 2012 10:30 A.M.

Meeting Location Address

Kemper Lakes Business Center

Three Corporate Drive

Long Grove, IL 60047

Tel: 847-726-3400

Parking

Self-parking is available

Directions from Downtown Chicago to Kemper Lakes

Take I-90/94 W North toward Milwaukee

Slight left onto I-90W Kennedy Expressway to O’Hare

Take exit onto I-294 N/Tri-state tollway towards Milwaukee

Continue onto I-94 W

Take IL-22/Half Day Road exit

Continue IL-22 W approx 8 miles

Turn right onto Corporate Drive

(First stoplight west of Old McHenry Road)

Directions from North to Kemper Lakes

Take I-94 south toward Chicago/Indiana

Exit Half Day Road / IL-22 for approx. 8 miles

Turn right onto Corporate Drive

From West to Kemper Lakes

Take I-90 east to Chicago

Take IL-59 north for approx. 9.8 miles

Turn right onto IL-22 Half Day Road for approx. 5 miles

Turn left onto Corporate Drive

From South to Kemper Lakes

Take I-355 north to NW suburbs

Merge onto I-290 west

Continue onto IL-53 north

Take Lake Cook Road exit west

Turn right onto US 12W/N Rand Road

Turn right onto Quentin Road

Turn right onto IL-22 east

Turn left onto Corporate Drive

ACCO BRANDS CORPORATION 300 TOWER PARKWAY LINCOLNSHIRE, IL60069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by ACCO Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01 George V. Bayly	02 Kathleen S. Dvorak			03 G. Thomas Hargrove			04 Robert H. Jenkins	05 Robert J. Keller
06 Thomas Kroeger	07 Michael Norkus			08 Sheila G. Talton			09 Norman H. Wesley

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	The ratification of the selection of KPMG LLP as Independent Auditors for the year 2012.							☐	☐	☐
3	The approval, by non-binding advisory vote, of the compensation of the named executive officers of Acco Brands Corporation.							☐	☐	☐
The Board of Directors does not have a recommendation for voting on the following proposal:								For	Against	Abstain
4	In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.							☐	☐	☐

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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ACCO BRANDS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2012

THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Neal V. Fenwick and Thomas P. O’Neill, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 15, 2012, at the Kemper Lakes Business Center, Three Corporate Drive, Long Grove, Illinois 60047.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side